Exhibit 10.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

AMONG

NEW CINGULAR WIRELESS SERVICES, INC.,

NEXTEL INTERNATIONAL (URUGUAY) LLC,

NIHD TELECOM HOLDINGS B.V.,

NIU HOLDINGS LLC,

AND

COMUNICACIONES NEXTEL DE MÉXICO S.A. DE C.V.,

NII INTERNATIONAL TELECOM S.C.A.

NII INTERNATIONAL HOLDINGS S.Á R.L.

NII GLOBAL HOLDINGS, INC.

NII CAPITAL CORP.,

AND

NII HOLDINGS, INC.,

Dated January 26, 2015

1. DEFINITIONS		2

1.1.	Definitions	2

1.2.	Construction Rules and Interpretative Matters	22

2. PURCHASE AND SALE		23

2.1.	Implementation Transactions	23

2.2.	Purchase and Sale of Company Parent Interests and Company Shares	23

3. CONSIDERATION		23

3.1.	Consideration	23

3.2.	Purchase Price Deposit	23

3.3.	Payment of Consideration at Closing	24

3.4.	Closing Date Purchase Price Adjustment	24

3.5.	Intercompany Obligations	26

4. CLOSING AND TERMINATION		27

4.1.	Closing Date	27

4.2.	Closing Deliveries by Seller	27

4.3.	Closing Deliveries by Purchaser	29

4.4.	Termination of Agreement	29

4.5.	Procedure for Termination	31

4.6.	Effect of Termination	31

5. REPRESENTATIONS AND WARRANTIES OF SELLER		33

5.1.	Organization of Seller	33

5.2.	Authorization of Agreement	34

5.3.	Conflicts; Consents of Third Parties	34

5.4.	Organization of the Entities	35

5.5.	Capitalization of the Entities	35

5.6.	Subsidiaries	36

5.7.	Title to Shares	36

5.8.	Financial Statements	36

5.9.	Undisclosed Liabilities	37

5.10.	Taxes	37

5.11.	Real Property	39

(continued)

5.12.	Intellectual Property	40

5.13.	Material Contracts	41

5.14.	Labor	43

5.15.	Litigation	44

5.16.	Compliance with Laws; Permits	45

5.17.	Environmental Matters	47

5.18.	Broker’s or Finder’s Fee	48

5.19.	Insurance	48

5.20.	Sufficiency of Assets	48

5.21.	Subscribers; Transmission Towers; Network Assets	48

5.22.	Certain Conduct; Sanctions	49

5.23.	Absence of Certain Changes	50

5.24.	Related Party Contracts	50

5.25.	Employee Benefits	50

5.26.	Company Parent	52

5.27.	No Other Representations or Warranties	52

6. REPRESENTATIONS AND WARRANTIES OF PURCHASER		53

6.1.	Organization	53

6.2.	Authorization of Agreement	53

6.3.	Conflicts; Consents of Third Parties	53

6.4.	Litigation	54

6.5.	Broker’s or Finder’s Fee	54

6.6.	Financial Capability	54

6.7.	Investigation	54

6.8.	No Other Representations or Warranties	54

7. COVENANTS		55

7.1.	Access to Information	55

7.2.	Conduct of the Business Pending the Closing	56

7.3.	Third Party Consents	60

7.4.	Governmental Approvals	60

7.5.	Regulatory Compliance	62

(continued)

7.6.	Further Assurances	62

7.7.	Publicity	63

7.8.	Certain Agreements	63

7.9.	Preservation of Records	64

7.10.	Confidentiality	64

7.11.	Trademark License Agreement	65

7.12.	Certain Employees	65

7.13.	Financing Cooperation	66

7.14.	Seller Disclosure Schedule	66

7.15.	Extension Financing	66

7.16.	Transition Services	67

8. CONDITIONS TO CLOSING		67

8.1.	Conditions Precedent to Obligations of Purchaser	67

8.2.	Conditions Precedent to Obligations of Seller	70

8.3.	Conditions Precedent to Obligations of Purchaser and Seller	71

8.4.	Frustration of Closing Conditions	71

9. INDEMNIFICATION		71

9.1.	Survival	71

9.2.	Indemnification by Seller	72

9.3.	Indemnification by Purchaser	73

9.4.	Indemnification Procedures	73

9.5.	Limitations on Indemnification	75

9.6.	Indemnity Payments	76

9.7.	Exclusivity of Indemnity	78

9.8.	Tax Indemnification	78

9.9.	Successors	78

10. bankruptcy court matters		78

10.1.	Competing Transaction	78

10.2.	Break-Up Fee and Expense Reimbursement	79

10.3.	Bankruptcy Court Filings	79

(continued)

11. Tax Matters

11.1.	Tax Return Preparation	81

11.2.	Assistance and Cooperation	82

11.3.	Certain Tax Agreements	83

11.4.	Tax Indemnification	83

11.5.	Indemnification Procedures and Contest Provisions	84

11.6.	Allocation of Straddle Period Taxes	85

11.7.	Other Tax Matters	86

11.8.	Tax Refunds	86

11.9.	Amendment of Tax Returns	86

11.10.	Certain Tax Elections	86

11.11.	Transfer Taxes	87

11.12.	Company Parent	87

12. MISCELLANEOUS		87

12.1.	Expenses	87

12.2.	Injunctive Relief	87

12.3.	Submission to Jurisdiction	87

12.4.	Waiver of Jury Trial	88

12.5.	Entire Agreement; Amendments and Waivers	88

12.6.	Governing Law	89

12.7.	Notices	89

12.8.	Severability	90

12.9.	Binding Effect; Assignment	90

12.10.	Non-Recourse	91

12.11.	Legal Representation	91

12.12.	Counterparts	92

12.13.	Seller Guarantors	92

(continued)

Exhibits

Exhibit A: Form of Bidding Procedures

Exhibit B: Form of Bidding Procedures Order

Exhibit C: Form of Sale Order

Exhibit D: Form of Transition Services Agreement

Exhibit E: Form of Amendment to Trademark Sublicense Agreement

Exhibit F: Form of Instrument of Assignment

Exhibit G: Special Power of Attorney

Schedules

Schedule 1.1(a): 2015 Budget

Schedule 1.1(b): Certain Letters of Credit

Schedule 1.1(c): License Payment Amounts

Schedule 1.1(d): List of Persons of Purchaser

Schedule 1.1(e): List of Persons of Seller

Schedule 1.1(f): Third Party Consents

Schedule 1.1(g): Excluded Acquirers

Schedule 7.2(b)(F): Related Party Contracts

Schedule 7.8: Certain Contracts Terminated or Amended

Schedule 7.12(b): Terminated Plan

Schedule 8.1(k): Required Consents

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated January 26, 2015, is among New Cingular Wireless Services, Inc., a corporation existing under the Laws of Delaware (“Purchaser”), NIHD TELECOM HOLDINGS B.V., a private company with limited liability existing under the Laws of the Netherlands (“Seller Parent”), NIU HOLDINGS LLC, a limited liability company existing under the Laws of Delaware (“Seller”), Nextel International (Uruguay) LLC, a limited liability company existing under the Laws of Delaware ( “Company Parent”) and the Seller Guarantors identified as such on the signature page (the “Seller Guarantors”).

PRELIMINARY STATEMENTS

A.         Seller Parent is the legal and beneficial owner of all of the issued and outstanding limited liability company membership interests of Seller, an entity formed on January 22, 2015 for the purpose of consummating the transactions contemplated hereby and Seller Parent transferred 100% of the outstanding membership interests of Company Parent (the “Company Parent Interests”) to Seller on January 24, 2015 (the “Company Parent Transfer”).

B.         Company Parent is a debtor and debtor-in-possession under title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”), and filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) (collectively with the Seller Proceeding (as defined below) and the cases of Company Parent’s other affiliated debtors and debtors-in-possession, the “Bankruptcy Cases”).

C.         Company Parent owns 7,575,738,489 shares (acciones) (the “Company Shares”) of the capital stock of Comunicaciones Nextel de México, S.A. de C.V. (the “Company”).

D.         The remaining 3,595 shares (acciones) of the capital stock of the Company (the “Minority Company Shares” and together with the Company Shares, the “Shares”) of the Company are owned by Servicios NII, S. de R.L. de C.V., a wholly owned Subsidiary of the Company (the “Minority Shareholder”).

E.          Concurrently with the Parties’ entry into this Agreement, the Parties and the Escrow Agent are entering into the Escrow Agreement pursuant to which the Escrow Agent will hold the Deposit Amount and, upon consummation of the transactions contemplated by this Agreement, the Escrow Amount.

F.          Purchaser desires to purchase, and Seller desires to sell, the Company Parent Interests free and clear of all 363 Interests in accordance with Sections 105 and 363 of the Bankruptcy Code on the terms set forth in this

Agreement, and Company Parent will be, and will own the Company Shares, free and clear of all 363 Interests.

G.          Upon consummation of the transactions contemplated by this Agreement, Purchaser will be vested with Seller’s entire right, title and interest in and to the Company Parent Interests and, indirectly, all of the Shares, in each case, free and clear of all 363 Interests.

AGREEMENT

The Parties agree as follows:

1. DEFINITIONS

1.1.        Definitions.   For purposes of this Agreement, the following terms and variations on them have the meanings specified below:

“363 Interests” means interests, as such term is used in Section 363(f) of the Bankruptcy Code, and which includes all Encumbrances and Liabilities, whether direct or indirect, absolute, contingent, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, perfected or unperfected, material or non-material, disputed or undisputed, known or unknown, matured or unmatured, liquidated or unliquidated, arising or imposed by agreement, understanding, law, equity, statute or otherwise, and whether arising prior to, on or after the commencement of the Bankruptcy Cases.

“2015 Budget” means the Dollar-denominated budget approved by Seller or its Affiliates for the year 2015 set forth on Schedule 1.1(a).

“2015 Budget Month” means (i) any calendar month (other than January) during the calendar year 2015 ending prior to the Closing Date and (ii) the part of a calendar month in which the Closing Date occurs that is prior to the Closing Date.

“2015 Budget Period” means (i) the calendar quarters during the calendar year 2015 ending prior to the Closing Date plus (ii) if applicable, the part of the calendar quarter in which the Closing Date occurs that is prior to the Closing Date.

“Adjustment Time” means 11:59 p.m. (local time in Mexico City, Mexico) on the Closing Date.

“Adverse Regulatory Condition” is defined in Section 7.4(b).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person, and the term “control”

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(including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise, provided that, solely for purposes of clause (a) of the definition of Excluded Acquirer, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of (a) (x) ownership, control or power to vote 50 percent or more of the outstanding shares or other equity securities of such Person or (y) beneficial ownership of 50 percent or more of the outstanding economic interests of such Person (b) control, in any manner (including by Contract together with other Persons), over the election of a majority of the directors, trustees or general partners (or individuals exercising similar functions) of such Person.

“Aggregate Expenditure Adjustment Amount” means the Dollar equivalent, as of the Adjustment Time, of the sum of (i) the amount, if any, by which (x) the amount the Entities are projected to spend in the aggregate during the 2015 Budget Period in the 2015 Budget on Qualifying Capital Expenditures exceeds (y) the cash amount the Entities actually spend on Qualifying Capital Expenditures during the 2015 Budget Period and (ii) the amount, if any, by which (x) the amount the Entities are projected to spend in the aggregate during the 2015 Budget Period in the 2015 Budget on Qualifying Sales and Marketing Expenditures exceeds (y) the cash amount the Entities actually spend on Qualifying Sales and Marketing Expenditures during the 2015 Budget Period. For purposes of determining the Aggregate Expenditure Adjustment Amount, amounts budgeted in the 2015 Budget to be spent in a calendar quarter that straddles the Closing Date will be prorated based on the number of days in that quarter preceding the Closing Date relative to the total number of days in that quarter.

“Agreement” means this Agreement, as it may be amended, modified or supplemented from time to time in accordance with the terms hereof.

“Amendment to Trademark Sublicense Agreement” means an Amendment to Trademark Sublicense Agreement in the form attached as Exhibit E.

“Ancillary Agreements” is defined in Section 5.2.

“Auction” is defined in the Bidding Procedures.

“Audited Financial Statements” is defined in Section 5.8(a).

“Back-Up Plan” means confirmation of a chapter 11 plan resulting in (x) the reorganized debtors or their successors retaining the Business and their business in Brazil, in each case, substantially as existing as of the date hereof and (y) no Excluded Acquirer (A) becoming the “beneficial owners” (as defined in Rules 13(d)-3 and 13(d)-5 of the Exchange Act) of more than 25% of

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(1) the capital stock or other economic interests of any Entity or reorganized debtor (other than any entity whose sole assets are the Debtors’ businesses in Argentina substantially as existing as of the date hereof) or (2) all or substantially all of the Company's consolidated assets or (B) having the right, directly or indirectly, to acquire more than a 25% economic interest in any Entity or reorganized debtor (other than any entity whose sole assets are the Debtors’ businesses in Argentina substantially as existing as of the date hereof) within 12 months of confirmation of such chapter 11 plan, in each case of (A) or (B) prior to or in connection with the consummation of any such chapter 11 plan.

“Balance Sheet Date” is defined in Section 5.8(a).

“Bankruptcy Cases” is defined in Preliminary Statement B.

“Bankruptcy Code” is defined in Preliminary Statement B.

“Bankruptcy Court” is defined in Preliminary Statement B.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure.

“Basket Amount” is defined in Section 9.5(a).

“Bidding Procedures” means the bidding procedures in the form of Exhibit A, subject only to such modifications that in Purchaser’s reasonable good faith judgment are immaterial or ministerial in nature, but in no event (i) adverse to Purchaser without Purchaser’s prior consent or (ii) inconsistent with the Bidding Procedures Order, the Sale Order or this Agreement.

“Bidding Procedures Motion” means a motion, in form and substance reasonably satisfactory to Purchaser, seeking approval of the Bidding Procedures Order and the Sale Order.

“Bidding Procedures Order” means an Order of the Bankruptcy Court in the form of Exhibit B, subject only to such modifications that in Purchaser’s reasonable good faith judgment are immaterial or ministerial in nature, but in no event (i) adverse to Purchaser without Purchaser’s prior consent or (ii) inconsistent with this Agreement.

“Break-Up Fee” means an amount of cash in Dollars equal to $32 million.

“Business” means the business of marketing, selling and providing wireless telecommunication services (including voice and data services), and all services ancillary thereto, in Mexico, in each case as currently conducted by the Entities.

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“Business Day” means any day of the year that is not a Saturday, a Sunday or any other day on which commercial banks are authorized or required by law to be closed in New York City or Mexico City.

“Cap” is defined in Section 9.5(b).

“CDB” means the China Development Bank Corporation.

“CDB Credit Facilities” means the two $187,500,000 credit agreements, each dated as of July 12, 2011, as amended from time to time, among the Company, the guarantors thereunder and CDB as administrative agent and lender.

“Cell Site Standards” is defined in Section 5.16(e).

“CFC” means the Mexican Federal Antitrust Commission (Comisión Federal de Competencia Económica).

“Closing” is defined in Section 4.1.

“Closing Date” means the date on which the Closing occurs.

“Closing Statement” is defined in Section 3.4(b).

“Closing Statement Dispute Notice” is defined in Section 3.4(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“COFETEL” means the former Mexican Federal Telecommunications Commission (Comisión Federal de Telecomunicaciones).

“Company” is defined in Preliminary Statement C.

“Company Approvals” means the Regulatory Approval and the notice to the National Foreign Investment Commission (Comisión Nacional de Inversiones Extranjeras) pursuant to article 9 of the Mexican Foreign Investment Law (Ley de Inversión Extranjera).

“Company Parent” is defined in the Preamble.

“Company Parent Interests” is defined in Preliminary Statement A.

“Company Parent Transfer” is defined in Preliminary Statement A.

“Company Shares” is defined in Preliminary Statement C.

“Company Telecommunication Licenses” is defined in Section 5.16(c).

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“Competing Transaction” means (i) a sale, joint venture or any other direct or indirect transfer of any Debtor, Seller Parent, Seller or the Company which contemplates, or would result in, any direct or indirect transfer of the Company Parent Interests or any of the Shares, or any transaction with such effect, (ii) any acquisition or purchase of all or any material portion of the Business or all or any portion of the capital stock of any Entity, or (iii) any plan of reorganization or liquidation that does not contemplate, or that would be reasonably expected to impede or delay the implementation or consummation of, the transactions provided for in this Agreement; provided, however, if this Agreement is validly terminated for any reason, except as expressly set forth herein, the following shall not constitute a Competing Transaction (x) consummation of a Back-Up Plan or (y) following consummation of a Back-Up Plan, the acquisition by any Person of the reorganized debtors’ public equity securities in one or more public market securities transactions to which the reorganized debtors are not a party that do not result in any Excluded Acquirer becoming the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 of the Exchange Act) of more than 49% of any class of public equity securities of such reorganized debtors.

“Contract” means any legally binding contract, indenture, note, bond, lease, commitment or other agreement or arrangement.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“Corporate Records” means the original corporate books of each of the Entities and Company Parent, including the shareholders’ (or equivalent) meetings minutes book (libro de actas de asambleas), stock (or equivalent) registry book (libro de registro de acciones/partes sociales), capital variations registry book (libro de registro de variaciones de capital) and the board of directors’ (or equivalent) meetings minutes book (libro de actas de sesiones del consejo de administración/gerentes).

“Damages” is defined in Section 9.2.

“De Minimis Claim” is defined in Section 9.5(a).

“Debtors” means Seller, Company Parent, and each Seller Guarantor (other than the Company).

“Deposit Amount” is defined in Section 3.2.

“Direct Claim” is defined in Section 9.4(f).

“Direct Claim Notice” is defined in Section 9.4(f).

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“Disputed Item” is defined in Section 3.4(c).

“Employee” means an employee of the Entities (whether retained as such or deemed as such under applicable Law).

“Employee Plan” means any employment arrangement, consulting or deferred compensation Contract, executive compensation, bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, severance pay, life, health, disability or accident insurance plan or other compensation or benefit plan, program, policy or commitment, that is sponsored or maintained by, or required to be contributed to by an Entity or with respect to which an Entity has any Liability.

“Encumbrances” means any charge, lien, encumbrance, security interest, claim (as defined in Section 101(5) of the Bankruptcy Code), mortgage, lease, sublease, hypothecation, deed of trust, pledge, option, right of use or possession, right of first offer or first refusal, contractual restriction, easement, right of way, servitude, restrictive covenant, encroachment, transfer restriction, conditional sale or installment Contract, finance lease involving substantially the same effect or any other encumbrance, limitation or restriction on the use, transfer or ownership of any property of any type (including real property, tangible property and intangible property).

“End Date” is defined in Section 9.1.

“Entities” means the Company and its Subsidiaries.

"Environmental Law" means any Law or Order relating to the protection of health, safety, the environment or any Hazardous Substance.

“ERISA” is defined in Section 5.25(a).

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the escrow agreement entered into on the date hereof among the Parties and the Escrow Agent.

“Escrow Account” means the deposit account of the Escrow Agent that is governed by the Escrow Agreement and into which the Escrow Amount or the Deposit Amount, as applicable, is deposited.

“Escrow Amount” means an amount in Dollars equal to $187.5 million.

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“Estimated Expenditure Adjustment Amount” is defined in Section 3.4(a).

“Estimated Closing Statement” is defined in Section 3.4(a).

“Estimated Net Indebtedness Amount” is defined in Section 3.4(a).

“Estimated Purchase Price” means an amount in Dollars equal to (i) $1.875 billion minus (ii) the Estimated Net Indebtedness Amount minus (iii) the Estimated Expenditure Adjustment Amount.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Acquirer” means any “Person or Group” (as such terms are defined in the Exchange Act) that includes one or more Persons that (a) is principally engaged, or has an Affiliate that is principally engaged, in the cable, satellite or wireless telecommunications business or (b) is, is an Affiliate of, or is acting in concert with (x) any Person listed in Schedule 1.1(g) or any Affiliate thereof or (y) any other Person controlled by any officer or director of any Person listed on Schedule 1.1(g) or in which any officer or director of any Person listed on Schedule 1.1(g) or any Affiliate thereof holds, directly or indirectly, an equity interest (other than an equity interest of less than 1%).

“Existing Plan” means the Joint Plan of Reorganization Proposed by Debtors and Debtors in Possession and Official Committee of Unsecured Creditors [Docket No. 322].

“Existing Plan Documents” means, collectively, the Plan Support Agreement filed as an exhibit to Docket No. 320, the Existing Plan and the Disclosure Statement for Joint Plan of Reorganization Proposed by Debtors and Debtors in Possession and Official Committee of Unsecured Creditors [Docket No. 323].

“Expense Reimbursement” means an amount of cash in Dollars equal to the reasonable and documented out-of-pocket third-party costs, fees and expenses incurred by Purchaser and its Affiliates (including reasonable fees and expenses of legal, accounting and financial advisors) in connection with this Agreement and the transactions contemplated hereby in an amount not to exceed $10,000,000.

“Extended Termination Date” is defined in Section 4.4(a).

“FCPA” means the Foreign Corrupt Practices Act of 1977.

“File”, “Filed” or “Filing” means filed with the Bankruptcy Court.

“Final Closing Statement” means the Closing Statement, as (i) mutually agreed in writing by Purchaser and Seller (whether during the

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Resolution Period or otherwise), (ii) made final, binding and conclusive due to the failure of Seller to timely deliver a Closing Statement Dispute Notice pursuant to Section 3.4(c), or (iii) made final by the Independent Accountant pursuant to Section 3.4(e).

“Final Company Cash Balance” means the Dollar equivalent, as of the Adjustment Time, of the aggregate amount of all cash and cash equivalents that are required to be reflected as such on a consolidated balance sheet of the Company in accordance with Mexican NIF as of the Adjustment Time, other than any such cash or cash equivalents the use of which by the Entities is restricted for a particular use or event by Law or Contract (other than pursuant to the CDB Credit Facilities or posted as collateral to secure obligations under the letters of credit set forth on Schedule 1.1(b)), in any such case as set forth in the Final Closing Statement.

“Final Company Debt Balance” means the Dollar equivalent, as of the Adjustment Time, of the aggregate amount of all Indebtedness of the Entities determined on a consolidated basis in accordance with Mexican NIF as of the Adjustment Time, as set forth in the Final Closing Statement.

“Final Expenditure Adjustment Amount” means the sum of (i) the Aggregate Expenditure Adjustment Amount and (ii) the Incremental Expenditure Adjustment Amount.

“Final License Value Adjustment Amount” means (i) if the Closing Date occurs before payment in full by the Entities of each of the annual fees that are due for use in 2015 of the Telecommunication Licenses set forth on Schedule 1.1(c) (the “2015 License Fees”) to each applicable Governmental Authority, the Dollar equivalent, as of the Adjustment Time, of an amount equal to the negative value of the aggregate Peso amount of all 2015 License Fees multiplied by a fraction, the numerator of which is the number of days from and including January 1, 2015 to and excluding the Closing Date and the denominator of which is 365 and (ii) if the Closing Date occurs after payment in full by the Entities of each of the 2015 License Fees to each applicable Governmental Authority, the Dollar equivalent, as of the Adjustment Time, of an amount equal to the aggregate Peso amount of all the 2015 License Fees paid in full multiplied by a fraction, the numerator of which is the number of days in 2015 from and including the Closing Date to and including December 31, 2015 and the denominator of which is 365.

“Final Net Indebtedness Amount” means an amount of Dollars equal to (i) the Final Company Debt Balance minus (ii) the Final Company Cash Balance minus (iii) the Final License Value Adjustment Amount.

“Final Order” means an Order which has not been stayed and as to which the time to file an appeal, a motion for rehearing or reconsideration (excluding any motion under Section 60(b) of the Federal Rules of Civil

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Procedure) or a petition for writ of certiorari has expired and no appeal, motion, stay or petition is pending, or in the event that such an appeal or petition thereof has been sought, such Order shall have been affirmed by the highest court to which such Order was appealed or certiorari shall have been denied, and the time to take any further appeal or petition for certiorari shall have expired.

“Final Purchase Price” means an amount equal to (i) $1.875 billion minus (ii) the Final Net Indebtedness Amount minus (iii) the Final Expenditure Adjustment Amount, if any.

“Financial Statements” is defined in Section 5.8(a).

“First Day Order” means an Order of the Bankruptcy Court substantially in the form of, mutatis mutandis, the Order Making Certain Orders Entered in Chapter 11 Cases of Affiliated Debtors Applicable to Recently Filed Cases [Docket No. 140], approving, among other things, the joint administration of the Seller Proceeding as part of the Bankruptcy Cases.

“Funded Debt” means (i) the 10% senior unsecured notes issued by NII Capital Corp., due in 2016, (ii) 8.875% senior unsecured notes issued by NII Capital Corp. due in 2019, (iii) 7.625% senior unsecured notes issued by NII Capital Corp. due in 2021, (iv) 11.375% senior unsecured notes issued by NII International Telecom S.C.A., due in 2019, and (v) 7.875% senior unsecured notes issued by NII International Telecom S.C.A., due in 2019.

“General Enforceability Exceptions” means any bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Law of general applicability relating to or affecting creditors’ rights or general equity principles.

“Governmental Approvals” means the Company Approvals and any other consent, approval (or deemed approval after the expiry of all appropriate waiting periods), authorization, notice, permission or waiver of, or notice to or report or other filing with, a Governmental Authority required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereunder, excluding any of the foregoing required under the Bankruptcy Code.

“Governmental Authority” means any U.S., Mexican or other government or governmental political subdivision or regulatory body thereof, whether federal, state or local, or any agency, instrumentality or other governmental authority.

“Guarantor Successor” is defined in Section 12.13(c).

"Hazardous Substance" means any substance that is listed, classified or regulated pursuant to any Environmental Law.

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“IFETEL” means the Mexican Telecommunications Institute (Instituto Federal de Telecomunicaciones).

“IMSS” means the Mexican Institute of Social Security (Instituto Mexicano del Seguro Social).

“Incremental Expenditure Adjustment Amount” means the Dollar equivalent, as of the Adjustment Time, of the sum of (i) the sum of all amounts, if any, by which (x) 65% of the amount the Entities are projected to spend during any 2015 Budget Month in the 2015 Budget on Qualifying Capital Expenditures exceeds (y) the cash amount the Entities actually spend on Qualifying Capital Expenditures during such 2015 Budget Month and (ii) the sum of all amounts, if any, by which (x) 80% of the amount the Entities are projected to spend during any 2015 Budget Month in the 2015 Budget on Qualifying Sales and Marketing Expenditures exceeds (y) the cash amount the Entities actually spend on Qualifying Sales and Marketing Expenditures during such 2015 Budget Month. For purposes of determining the Incremental Expenditure Adjustment Amount, amounts budgeted in the 2015 Budget to be spent in a 2015 Budget Month that straddles the Closing Date will be prorated based on the number of days in that 2015 Budget Month preceding the Closing Date relative to the total number of days in that 2015 Budget Month.

“Indebtedness” means as of any time with respect to any Person, without duplication, (i) all liabilities for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, including the Pay-Off Amount, and all liabilities in respect of mandatorily redeemable or purchasable capital stock or securities convertible into capital stock; (ii) all liabilities for the deferred purchase price of property; (iii) all liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, to the extent that such liabilities are required to be classified and accounted for under Mexican NIF as capital leases; (iv) all liabilities for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (i), (ii) or (iii) above to the extent of the obligation secured, and all liabilities as obligor, guarantor, or otherwise, to the extent securing an obligation of a type described in clauses (i), (ii) or (iii) above to the extent of the obligation secured; (v) any transactions accounted for under Mexican NIF as debt; (vi) any supplier account payables above 90 days past due (other than accounts payable being disputed in good faith); (vii) all liabilities in respect of any unfunded or underfunded pension obligations (calculated on a projected net benefit obligation basis) (other than in respect of the Terminated Plan); (viii) to the extent negative, the net position of such Person under all Contracts to which it is a party documenting derivative and/or hedging transactions, and (ix) all guarantees of obligations of any other Person with respect to any of the foregoing, provided, however, that there will be no duplication of the amount of any liabilities, net positions or guarantees and no liabilities or obligations under clause (iv), (vii) or (viii) hereof will constitute

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Indebtedness to the extent it secures any other liabilities or obligations that constitute Indebtedness. For the avoidance of doubt, Intercompany Obligations settled hereunder and the obligations set forth on Schedule 1.1(c), to the extent they are taken into account in the calculation of the Final License Value Adjustment Amount, will not constitute Indebtedness.

“Indemnified Parties” is defined in Section 9.3.

“Indemnifying Party” is defined in Section 9.4(a).

“Independent Accountant” means Deloitte LLP or such other certified public accountant reasonably satisfactory to Purchaser and Seller.

“INFONAVIT” means the Mexican Institute for Workers’ Housing National Fund (Instituto del Fondo Nacional de la Vivienda para los Trabajadores).

“Initial Termination Date” is defined in Section 4.4(a).

“Instrument of Assignment” means an instrument of assignment effecting the transfer and assignment of the Company Parent Interests to Purchaser at the Closing in substantially the form attached hereto as Exhibit F.

“Insurance Policies” is defined in Section 5.19.

“Intellectual Property” means all intellectual property rights anywhere in the world arising from or in respect of the following (i) patents and patent applications, including continuations, divisionals, revisions, renewals, continuations-in-part, or reissues of patent applications and patents issuing thereon, (ii) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals of the foregoing (collectively, “Trademarks”), (iii) works of authorship and copyrights, and all applications, registrations and renewals of the foregoing, (iv) Software, and (v) trade secrets and proprietary know-how or other proprietary information.

“Intercompany Obligations” means, as of any specified time, any Liabilities owed by any Entity or Company Parent to Seller or any of its Affiliates (other than the Entities and Company Parent) or by Seller or any of its Affiliates (other than the Entities and Company Parent) to any Entity or Company Parent, in each case at such specified time.

“Interested Party” has the meaning ascribed thereto in the Bidding Procedures.

“Knowledge of Purchaser” means the actual knowledge of the Persons listed on Schedule 1.1(d), or such knowledge as the foregoing

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individuals would reasonably be expected to have after inquiry they believe in good faith to be reasonable in respect of the applicable matter.

“Knowledge of Seller” means the actual knowledge of the Persons listed on Schedule 1.1(e), or such knowledge as the foregoing individuals would reasonably be expected to have after inquiry they believe in good faith to be reasonable in respect of the applicable matter.

“Labor Agreements” is defined in Section 5.14(a).

“Law” means any U.S. or non-U.S., federal, state or local law, statute, code, ordinance, common law or any constitutional mandate, treaty, rule, executive order, regulation (including any Mexican Official Norms (Norma Oficial Mexicana), agency or official requirement, license or permit of any Governmental Authority.

“Leased Property” means all real property leased or subleased by the Company and its Subsidiaries, other than Transmission Towers.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, demand, claim, hearing or proceeding by or before a Governmental Authority or arbitrator.

“Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, whether or not required to be reflected as such in a balance sheet of a Person prepared in accordance with Mexican NIF, known or unknown, determined or determinable, whenever or however arising.

“Licenses” is defined in Section 5.12(a).

“Local Rules” means the Local Rules for the United States Bankruptcy Court for the Southern District of New York.

“Material Contracts” is defined in Section 5.13(a).

“Mexican Income Tax Law” means the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta).

“Mexican NIF” means the Mexican Financial Information Norms (Normas de Información Financiera), as in effect from time to time, issued by the Mexican Board of Financial Information (Consejo Mexicano de Normas de Información Financiera, A.C.) and the Accounting Principles Commission of the Instituto Mexicano de Contadores Públicos, A.C.

“Mexico” means the United Mexican States.

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“Mifel Trust” is defined in Section 4.2(n).

“Minority Company Shares” is defined in Preliminary Statement D.

“Minority Shareholder” is defined in Preliminary Statement D.

“NII Holdings” means NII Holdings, Inc.

“Non-Disclosure Agreement” means the non-disclosure agreement, dated as of October 15, 2014, executed between AT&T Services, Inc. and NII Holdings.

“Notice of Dismissal” is defined in Section 8.1(d).

“OFAC” means the United States Department of Treasury’s Office of Foreign Assets Control.

“OFAC Lists” means the List of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders List and the Sectoral Sanctions Identifications List, each administered by OFAC and as amended from time to time.

“Order” means any temporary, preliminary or permanent order, injunction, judgment, decree, ruling, writ, assessment or award of a Governmental Authority or arbitrator.

“Ordinary Course of Business” means the ordinary course of business of the applicable Entity, consistent in all material respects with past practice.

“Owned Property” means all real property owned by the Entities, other than Transmission Towers.

“Participation Materials” is defined in Section 10.1(a).

“Parties” means Seller Parent, Seller, Company Parent, each Seller Guarantor and Purchaser.

“Pay-Off Amount” means the aggregate amount specified in the Pay-Off Letters as required to pay in full all principal and interest outstanding and all other amounts owing under the CDB Credit Facilities (including any penalties, fees or other amounts due upon a prepayment at the Closing of all principal and interest outstanding), calculated as of the Adjustment Time.

“Pay-Off Letters” is defined in Section 4.2(h).

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“Permits” means any approvals, authorizations, consents, licenses, permits or certificates issued by a Governmental Authority, excluding Telecommunication Licenses.

“Permitted Encumbrances” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Purchaser, (ii) statutory liens for any Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established, (iii) mechanics’, carriers’, workers’, repairmen’s and similar Encumbrances arising or incurred in the Ordinary Course of Business and not material in amount or effect on the Business, (iv) zoning, entitlement and other land use and environmental Laws, (v) liens securing debt as disclosed in the Financial Statements, (vi) title of a lessor under a capital or operating lease, (vii) such other imperfections in title, charges, easements, restrictions and encumbrances that are not material in amount or effect on the Business, and (viii) Encumbrances that will be released by the Sale Order or at Closing as a consequence of the consummation of the transactions contemplated hereunder.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Plan Support Agreement” means the Plan Support Agreement dated November 24, 2014 attached as Exhibit A to Docket No. 249.

“Post-Closing Period” means a Taxable period (or portion thereof) that, to the extent it relates to any of the Entities, begins the day after the Closing Date.

“Postpay Subscribers” means the aggregate number of Subscribers that are in active service and are without unpaid charges attributable to such number over 90 days past due, excluding Prepaid Subscribers.

“Pre-Closing NOLs” is defined in Section 11.4(d).

“Pre-Closing Period” means a Taxable period (or portion thereof) that, to the extent such period relates to any of the Entities, ends on or before the Closing Date.

“Pre-Closing VAT Favorable Balances” is defined in Section 11.4(d).

“Prepaid Subscribers” means the aggregate number of Subscribers that are in active service with telephone numbers assigned pursuant to prepaid Contracts.

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“Privileged Communications” is defined in Section 12.11(a).

“Process Agent” is defined in Section 12.3.

“PROFECO” means the Mexican Consumer Protection Agency (Procuraduría Federal de Protección al Consumidor).

“Purchaser” is defined in the Preamble.

“Purchaser Indemnitees” is defined in Section 9.2.

“Purchaser Material Adverse Effect” means an effect that would prevent, materially delay or materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement on a timely basis.

“Purchaser Returns” is defined in Section 11.1(b).

“Purchaser Tax Act” means (i) a change in method of accounting, (ii) not keeping, maintaining or making available to any applicable Taxing authority the information, documents and accounting records that the Entities are obligated to keep, maintain and make available to such Taxing authorities as required by applicable Mexican Tax Law relating to a Pre-Closing Period; provided such information, documents and records need not be kept, maintained or made available only to the extent that such information, documents or records were not originally kept and maintained by the Entities, or (iii) an amendment to a Tax Return for a Pre-Closing Period by Purchaser or any of its Affiliates (including, after the Closing, the Entities), in each case that, following the Closing (including the portion of the Closing Date after the Closing), results in any gain or income to Seller or any of its non-Entity Affiliates for any taxable period or the Entities for a Pre-Closing Period (including the pre-Closing portion of any Straddle Period) in an amount that individually or in the aggregate equals or exceeds $35,000,000, other than an action (x) taken in the Ordinary Course of Business, (y) that is required in order to comply with applicable Laws, or (z) expressly permitted by this Agreement.

“Qualifying Capital Expenditures” means the capital expenditures by the Entities contemplated by the 2015 Budget for the 2015 Budget Period or the applicable 2015 Budget Month, as applicable, determined as of the Adjustment Time consistent with past practice.

“Qualifying Sales and Marketing Expenditures” means the expenditures by the Entities captured by the “Sales and Marketing Expenditures” line items set forth in the 2015 Budget and contemplated by the 2015 Budget for the 2015 Budget Period or the applicable 2015 Budget Month, as applicable, determined as of the Adjustment Time, consistent with past practice.

“Regulatory Approval” means the authorization pursuant to the Regulatory Statutes issued by the IFETEL or the CFC, as applicable, or any

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Governmental Authority that may replace them in the future, in connection with the transactions contemplated by this Agreement.

“Regulatory Statutes” means, as applicable, the Mexican Antitrust Law (Ley Federal de Competencia Económica) and the Mexican Telecommunications and Broadcasting Law (Ley Federal de Telecomunicaciones y Radiodifusión).

“Related Party” is defined in Section 5.24.

“Related Party Contract” is defined in Section 5.24.

“Release Date” is defined in Section 9.1.

“Resigning Individuals” is defined in Section 4.2(e).

“Resolution Period” is defined in Section 3.4(d).

“Sale Hearing” means the hearing conducted by the Bankruptcy Court to consider entry of the Sale Order.

“Sale Order” means an Order of the Bankruptcy Court in the form included in Exhibit C, subject only to such modifications that in Purchaser’s reasonable good faith judgment are immaterial or ministerial in nature, but in no event (i) adverse to Purchaser without Purchaser’s prior consent or (ii) inconsistent with the Bidding Procedures Order or this Agreement.

“Sanctioned Countries” is defined in Section 5.22(c).

“Sanctions Laws” means (i) the economic sanctions Laws of the United States, including the International Emergency Economic Powers Act, 50 U.S.C. §§1701, et seq., the Trading with the Enemy Act, 50 App. U.S.C. §§1, et seq., the Iran Sanctions Act of 1996 (50 U.S.C. §1701 note), the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 (PL 111-195), the National Defense Authorization Act for Fiscal Year 2012 (PL-112-81), the National Defense Authorization Act for Fiscal Year 2013 (including the Iran Freedom and Counter-Proliferation Act of 2012 (PL 112-239)), the Iran Threat Reduction and Syria Human Rights Act of 2012 (PL 112-158), the Cuban Liberty and Democratic Solidarity Act (Libertad Act), 22 U.S.C. §§6021, et seq., and all Laws administered by OFAC, codified at 31 C.F.R. Part 500, et seq., and (ii) any applicable economic sanctions Laws of any jurisdiction other than the United States, such as the United Nations Security Council, or other relevant sanctions authority applicable to Seller or any Entity.

“Sanctions Lists” mean (i) the OFAC Lists and (ii) any other sanctions lists of any jurisdiction (including the United States), such as the United Nations Security Council, or other relevant sanctions authority applicable to Seller or any Entity.

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“SAR” means the Mexican Law of Systems of Savings for Retirement (Ley de los Sistemas de Ahorro para el Retiro).

“SCT” means the Mexican Ministry of Communication and Transportation (Secretaría de Comunicaciones y Transportes).

“Section 7.8 Instruments” is defined in Section 7.8.

“Section 7.8 Terminations” is defined in Section 7.8.

“Seller” is defined in the Preamble.

“Seller Disclosure Schedule” is defined in Article 5.

“Seller Indemnitees” is defined in Section 9.3.

“Seller Fundamental Representations” means the representations and warranties contained in Section 5.1 (Organization of Seller and Seller Parent), Section 5.2 (Authorization of Agreement), Section 5.4 (Organization of Entities), Section 5.5 (Capitalization of the Entities), Section 5.7 (Title to Shares), Section 5.16(d) (Telecommunication Licenses) and Section 5.26 (Company Parent).

“Seller Guarantor” is defined in the Preamble.

“Seller Material Adverse Effect” means (i) a material adverse effect on the business, financial condition, assets used in the business or results of operations of the Entities taken as a whole or (ii) an effect that would prevent, materially delay or materially impair the ability of Seller or Seller Parent to consummate the transactions contemplated by this Agreement, provided, however, that for purposes of clause (i) only, any adverse effect will not be taken into account in determining whether there has been, or would reasonably be expected to be, a Seller Material Adverse Effect to the extent resulting from: (a) general conditions in the industry in which the Entities operate, (b) compliance by Seller with its covenants in this Agreement (other than Section 7.2, excluding, however, actions prohibited by Section 7.2(b)(F) in respect of which Seller sought consent that Purchaser unreasonably withheld), (c) changes in Mexican NIF (or official interpretations thereof) or changes in the regulatory or accounting requirements applicable to the industry in which the Entities operate, (d) any failure by the Entities to meet any projections of revenues, earnings or other operational or financial measures for any period ending on or after the date of this Agreement and before the Closing, provided, however, that the exception in this subsection (d) will not prevent or otherwise affect a determination that any change or occurrence underlying such failure has resulted in, or contributed to, a Seller Material Adverse Effect, (e) changes in the financial or securities markets (including the cost or availability of debt or equity financing) or general economic, regulatory or political conditions, in each case, globally, in Mexico or in any other jurisdiction, (f) changes (including changes in applicable Law or official

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interpretations thereof) or conditions generally affecting the industry, the country or the regions in which the Entities operate, including any foreign exchange controls, (g) acts of war (whether or not declared), armed hostilities, acts of terrorism or any natural disasters, (h) adverse changes in the relationships of the Entities with their Employees, customers or suppliers (including any Employee departures and any actions taken by customers or suppliers of the Entities to discontinue or not renew their Contracts with the Entities or to terminate them in accordance with their terms), in each case proximately caused by the announcement of entry into this Agreement, (i) any action taken (or omitted to be taken) at the written request of Purchaser after the date hereof, and (j) solely for purposes of Section 8.1(h), any decline in the number of Subscribers to the Entities’ iDEN network that occurs subsequent to December 31, 2014 and prior to the Closing Date that does not arise out of any breach by the Seller or Seller Parent of its covenants under this Agreement (or any actions or inactions occurring prior to the date hereof that would have been a breach of Seller or Seller Parent’s covenants under this Agreement had this Agreement been in effect as of January 1, 2015) or applicable Law, provided, however, that the exception in this subsection (j) will not prevent or otherwise affect a determination that any change or occurrence underlying such decline has resulted in, or contributed to, a Seller Material Adverse Effect; provided, further, that with respect to subsections (a), (c), (e), (f) or (g), such matters will be considered to the extent that they disproportionately affect the Entities as compared to similarly situated businesses operating in the telecommunications industry in Mexico.

“Seller Parent” is defined in the Preamble.

“Seller Petition Date” is defined in Section 2.1.

“Seller Proceeding” means the bankruptcy case of Seller under chapter 11 of the Bankruptcy Code in the Bankruptcy Court, which, following entry of the First Day Order, is jointly administered with the Bankruptcy Cases.

“Seller Returns” is defined in Section 11.1(a).

“Shares” is defined in Preliminary Statement D.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (v) all documentation including user manuals and other training documentation related to any of the foregoing.

“Special Power of Attorney” is defined in Section 12.3.

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“Straddle Period” means a taxable period that, to the extent it relates to any of the Entities, includes, but does not end on, the Closing Date.

“Specified Representations” means the representations and warranties contained in Section 5.14 (Labor), Section 5.17 (Environmental Matters) and Section 5.25 (Employee Benefits).

“Subscriber” means a mobile telephone number maintained by any Entity and assigned to an end user of the Entities’ mobile wireless voice or data services that is paying any Entity for such service (regardless of whether such end user is current or delinquent in the payment at any given date of calculation).

“Subsidiary” is defined in Section 5.6.

“Seller Successor” is defined in Section 9.9.

“Successor” is defined in Section 4.6(b).

“Successful Bidder” is defined in the Bidding Procedures.

“Tax Claim” is defined in Section 11.5(a).

“Tax Return” means all returns, declarations, reports, estimates, claims for refunds, information returns, elections and statements required to be filed with any Governmental Authority in respect of any Taxes, including any amendments thereto and requests for the extension of time in which to file any such return, declaration, report, estimate, information return, election or statement.

“Taxes” (including, with correlative meaning, the term “Taxable” or “Taxing”) means (a) all federal, state or local taxes imposed by any Governmental Authority, including all such taxes based on gross or net income, gross receipts, flat tax, capital, sales, use, ad valorem, transfer, franchise, profits, inventory, environmental, capital stock, license, withholding, payroll, employment, disability, social security, unemployment, excise, production, value added, severance, stamp, occupation, duties (derechos and aprovechamientos) and other taxes (including any other contributions (contribuciones) and employee payments for profit sharing (participación de los trabajadores en las utilidades)), property and estimated taxes, including any payments due under any social security Laws and those related to IMSS, INFONAVIT and SAR, and (b) all interest, penalties, fines, inflationary adjustments, additions to tax or additional amounts imposed by any Taxing authority in connection with any item described in subsection (a).

“Telecommunication Licenses” means any concession, permit, authorization or registration granted by the IFETEL, SCT or COFETEL for the operation of any kind of telecommunications services, including the use of spectrum, network or band-width.

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“Terminated Plan” is defined in Section 7.12(b).

“Termination Date” means the Initial Termination Date or, if such date has been extended pursuant to Section 4.4(a), the later Extended Termination Date to which such date has been so extended.

“Third Party Claim” is defined in Section 9.4(a).

“Third Party Claim Notice” is defined in Section 9.4(a).

“Third Party Consents” means the approvals, consents or waivers that are set forth in Schedule 1.1(f).

“Trademark License Agreement” means the Fourth Amended and Restated Trademark License Agreement, dated July 27, 2011, between the Trademark Licensor and NII Holdings, as amended on July 9, 2013.

“Trademark Licensor” means Nextel Communications, Inc.

“Trademark Sublicense Agreement” means the Trademark Sublicense Agreement, dated January 1, 2012, between NII Holdings and the Company.

“Trademarks” is defined within the definition of Intellectual Property.

“Transaction Agreements” means this Agreement, the Escrow Agreement and the Transition Services Agreement.

“Transition Services Agreement” means a transition services agreement in the form attached as Exhibit D.

“Transfer Taxes” means any and all transfer Taxes (excluding Taxes measured in whole or in part by net income) and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges payable to a Governmental Authority by reason of the purchase and sale of the Company Parent Interests.

“Transmission Tower Standards” is defined in Section 5.16(f).

“Transmission Towers” is defined in Section 5.21(b).

“Unaudited Balance Sheet” is defined in Section 5.8(a).

“Unaudited Financial Statements” is defined in Section 5.8(a).

“Unresolved Items” is defined in Section 3.4(e).

“Uruguay Divestiture” is defined in Section 7.2(c).

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“Uruguay Subsidiary” means Nextel Uruguay S.A.

“U.S.” means the United States of America.

“U.S. Trustee” means the Office of the United States Trustee for the Southern District of New York.

“VAT” is defined in Section 11.4(a).

“Willful Breach” means a deliberate, volitional, non-coerced and non-accidental act or omission by a party in breach of its obligations hereunder.

1.2.        Construction Rules and Interpretative Matters. The following rules of construction and interpretation will apply:

(a)        when calculating the period of time in which any act is to be performed pursuant to this Agreement, the date that is the reference date in calculating the beginning of such period will be excluded. If the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day;

(b)        any reference in this Agreement to “$” or “Dollars” will mean U.S. Dollars and to “Pesos” or “MXN$” means Mexican Pesos;

(c)         when sums of money expressed in Dollars or Pesos need to be converted into or expressed as the equivalent amounts in Pesos or Dollars, as the case may be, for purposes of this Agreement, such sums will be converted based on the exchange rate (Tipo de cambio para solventar obligaciones denominadas en moneda extranjera pagaderas en la República Mexicana) published by the Mexican Central Bank (Banco de México) on the Federal Official Gazette (Diario Oficial de la Federación) on the Business Day immediately preceding the date as of which such conversion is to be made or as of which such equivalent amount is to be expressed;

(d)        the Exhibits and Schedules (including the Seller Disclosure Schedule) to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement;

(e)        any reference in this Agreement to gender will include all genders, and words imparting the singular number only will include the plural and vice versa;

(f)         the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and will not affect or be utilized in construing or interpreting this Agreement;

(g)        all references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified;

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(h)        words such as “herein”, “hereinafter”, “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires;

(i)         the word “including” or any variation thereof means “including, without limitation” and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it;

(j)         any reference to the “date hereof” means the date of this Agreement;

(k)        references to Laws mean a reference to (i) such Laws as the same may be amended, modified or supplemented from time to time and (ii) all rules and regulations promulgated thereunder, unless the context requires otherwise; and

(l)         the Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as jointly drafted by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

2. PURCHASE AND SALE

2.1.         Implementation Transactions.   On the Business Day immediately following the date hereof, each of the Debtors will File a motion seeking entry of the First Day Order and File the Bidding Procedures Motion and seek entry of the Bidding Procedures Order.

2.2.         Purchase and Sale of Company Parent Interests and Company Shares.   Subject to the terms and conditions contained herein, at the Closing, Seller will sell and transfer to Purchaser, and Purchaser will purchase and accept transfer from Seller of, all of Seller’s right, title and interest in and to the Company Parent Interests, free and clear of all 363 Interests, and Company Parent (a) will be, and will own the Company Shares, free and clear of all 363 Interests and (b) will indirectly own the Minority Company Shares free and clear of all 363 Interests.

3. CONSIDERATION

3.1.         Consideration.   The aggregate consideration for the Company Parent Interests will be the Final Purchase Price.

3.2.         Purchase Price Deposit.   Within two Business Days following entry of the Bidding Procedures Order, Purchaser will deposit with the Escrow Agent $32 million in immediately available funds (together with all accrued investment

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income thereon, the “Deposit Amount”). The Deposit Amount will be released by the Escrow Agent and delivered to either Purchaser or Seller as follows:

(a)         if the Closing occurs, the Deposit Amount will be delivered to Seller and applied towards the amount payable by Purchaser under Section 3.3;

(b)        if this Agreement is terminated by Seller pursuant to Section 4.4(f), the Deposit Amount will, upon receipt by the Escrow Agent of a joint notice of release executed by Purchaser and Seller or a final and non-appealable order or judgment of a court of competent jurisdiction, be delivered to and retained by Seller; and

(c)        if this Agreement is terminated for any reason other than by Seller pursuant to Section 4.4(f) (as set forth in Section 3.2(b)), Purchaser and Seller will deliver a joint notice of release to the Escrow Agent within two Business Days after such termination providing for the release of the Deposit Amount to Purchaser as promptly as practicable after the date of such joint notice.

3.3.         Payment of Consideration at Closing.   On the Closing Date, (a) Purchaser will pay to Seller an amount in Dollars equal to (i) the Estimated Purchase Price, minus (ii) the Deposit Amount, and minus (iii) the Escrow Amount, by wire transfer of immediately available funds to an account or accounts designated by Seller, (b) Purchaser will pay on behalf of the Entities the Pay-Off Amount to the recipients specified in the Pay-Off Letters by wire transfer of immediately available funds to the accounts specified in such Pay-Off Letters, (c) Purchaser and Seller will cause the Deposit Amount to be delivered to Seller in accordance with Section 3.2(a), and (d) Purchaser will pay the Escrow Amount by wire transfer of immediately available funds to be held in the Escrow Account in accordance with the Escrow Agreement.

3.4.         Closing Date Purchase Price Adjustment.   (a)  At least five Business Days prior to the Closing Date, Seller will prepare and deliver to Purchaser a certificate executed by an executive officer of Seller (the “Estimated Closing Statement”) consisting of Seller’s estimates of the Final Net Indebtedness Amount (such estimate, the “Estimated Net Indebtedness Amount”) and the Final Expenditure Adjustment Amount (such estimate, the “Estimated Expenditure Adjustment Amount”). The Estimated Closing Statement will be prepared in good faith and in accordance with Mexican NIF. Purchaser will have the right to object to the amounts contained in the Estimated Closing Statement no later than the second Business Day immediately prior to the Closing Date if it in good faith determines that any such amount is materially inaccurate. Seller will in good faith consider the objections, if any, of Purchaser to the Estimated Closing Statement and, if Purchaser has made any objections, will reissue an Estimated Closing Statement no later than 5:00 p.m. local time in Mexico City, Mexico on the last Business Day immediately prior to the Closing

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Date with such revisions, if any, that Seller has determined in good faith are appropriate.

(b)        As promptly as practicable following the Closing Date (but in any event within 60 days thereafter), Purchaser will prepare, or cause to be prepared, and deliver to Seller a certificate executed by a duly authorized representative of Purchaser (the “Closing Statement”) consisting of Purchaser’s calculation of the Final Net Indebtedness Amount and the Final Expenditure Adjustment Amount. The Closing Statement will be prepared in good faith and in accordance with Mexican NIF.

(c)        The Closing Statement will become final, binding and conclusive upon Seller and Purchaser on the 45th day following Purchaser’s delivery of the Closing Statement unless prior to such 45th day Seller delivers to Purchaser a written notice (a “Closing Statement Dispute Notice”) stating that Seller disputes one or more items contained in the Closing Statement (a “Disputed Item”) and describing in reasonable detail each Disputed Item based on information then available to Seller.

(d)         If Seller delivers a Closing Statement Dispute Notice, then Purchaser and Seller will seek in good faith to resolve the Disputed Items during the 30-day period beginning on the date Purchaser receives the Closing Statement Dispute Notice (the “Resolution Period”). If Purchaser and Seller reach agreement with respect to any Disputed Items, Purchaser will revise the Closing Statement to reflect such agreement.

(e)         If Purchaser and Seller are unable to resolve all Disputed Items during the Resolution Period, then, at the request of either Party, Purchaser and Seller will jointly engage and submit the unresolved Disputed Items (the “Unresolved Items”) to the Independent Accountant; provided that if Purchaser and Seller do not appoint an Independent Accountant within ten days after either Purchaser or Seller gives notice to the other of such request, either of them may request the American Arbitration Association to appoint as the Independent Accountant a partner in the Mexico City office of an internationally recognized independent registered public Independent Accountant based on its determination that the partner has had no material relationships with the Parties or their respective Affiliates within the preceding two years and taking into account such firm’s material relationships during the preceding two years with the Parties and their respective Affiliates, and such appointment will be final, binding and conclusive on Purchaser and Seller. Purchaser and Seller will use their respective reasonable best efforts to cause the Independent Accountant to issue its written determination regarding the Unresolved Items within 30 days after such items are submitted for review. The scope of the disputes to be resolved by the Independent Accountant will be to make a determination with respect to the Unresolved Items in accordance with Mexican NIF and this Section 3.4(e) and the Independent Accountant is not to make any other determination. The Independent Accountant’s decision will be based solely on written submissions

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by Purchaser and Seller. Each written submission to the Independent Accountant will also be provided to the other Party. The Independent Accountant may not assign a value greater than the greatest value for such item claimed by either Party or smaller than the smallest value for such item claimed by either Party. Each Party will be afforded the opportunity to present to the Independent Accountant any material such Party deems relevant to the Independent Accountant’s determination. Each Party will use its commercially reasonable efforts to furnish to the Independent Accountant such work papers and other documents and information pertaining to the Unresolved Items as the Independent Accountant may request. The determination of the Independent Accountant will be final, binding and conclusive on Purchaser and Seller absent manifest error. The fees, expenses and costs of the American Arbitration Association and the Independent Accountant will be borne in the same proportion as the aggregate amount of the Unresolved Items that is unsuccessfully disputed by each (as finally determined by the Independent Accountant) bears to the total amount of the Unresolved Items submitted to the Independent Accountant.

(f)        Prior to Closing, Seller will provide Purchaser and its representatives such access to Employees, books and records of the Entities as Purchaser reasonably requests in connection with Purchaser’s review of the Estimated Closing Statement. From and after Closing, Purchaser will provide Seller and its representatives such access to Employees, books and records of the Entities as Seller reasonably requests in connection with Seller’s review of the Closing Statement.

(g)        Following the determination of the Final Closing Statement, if (i) the Final Purchase Price exceeds the Estimated Purchase Price, then Purchaser will pay Seller the amount of such excess and (ii) the Estimated Purchase Price exceeds the Final Purchase Price, then Seller will pay Purchaser the amount of such excess. The party that is required to make a payment pursuant to this Section 3.4(g) will make such payment within two Business Days after the determination of the Final Closing Statement. Any payment under this Section 3.4(g) will be made in cash in accordance with Section 3.4(h).

(h)        Any amount paid pursuant to Section 3.4(g) will be (i) increased by interest on such amount, compounded daily, at an annual interest rate equal to 3%, from the Closing Date to and including the date of payment based on a 360-day year, and increased such that after all applicable withholding taxes, the payee receives a net after-tax amount equal to the full amount of accrued interest, (ii) made by wire transfer of immediately available cash funds in Dollars to an account designated by the receiving party, and (iii) treated as an adjustment to the Final Purchase Price for Tax reporting purposes.

3.5.         Intercompany Obligations.   If the Closing occurs, upon the Closing and effective without further action, as between Seller and its Affiliates (other than the Entities and Company Parent) and the Entities and Company Parent, all Intercompany Obligations will be netted against each other and the balance (if

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any) will be, as applicable, contributed to the capital of the Company (if the net balance is an amount payable to Seller or its Affiliates) or deemed to have been distributed to Seller (if the net balance is an amount payable to the Entities or Company Parent), in each case, without any cash payment being made, and, except for the Transition Services Agreement, all Contracts between Seller and any of its Affiliates (excluding the Entities and Company Parent), on the one hand, and any Entity or Company Parent, on the other hand, will be terminated without any surviving Liabilities or other obligations of any of the parties thereto. If requested by Purchaser, Seller will cause the parties to such Contracts being so terminated to execute and deliver at Closing customary mutual releases with respect thereto in form and substance reasonably acceptable to Purchaser.

4. CLOSING AND TERMINATION

4.1.         Closing Date.   Subject to the satisfaction of the conditions set forth in Section 8.1, Section 8.2, and Section 8.3, or the waiver thereof by the Party entitled to waive that condition, the closing of the purchase and sale of the Company Parent Interests (the “Closing”) will take place at the offices of Jones Day located at 222 East 41st Street, New York, New York, or at such other place as the Parties may agree in writing, at 10:00 a.m. New York City time, on the date that is three Business Days following the satisfaction or waiver of the conditions set forth in Article 8, other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions, unless another time or date, or both, are agreed to in writing by the Parties.

4.2.         Closing Deliveries by Seller.   At the Closing, Seller will deliver, or cause to be delivered, to Purchaser the following:

(a)           the officer’s certificate required to be delivered pursuant Section 8.1(a) and Section 8.1(b);

(b)           the Instrument of Assignment, duly executed by Seller;

(c)           original executed counterparts of the unanimous shareholder or other applicable equity holder resolutions of each Entity (which will at the Closing also be executed by the Purchaser), approving:

(i)          the resignations, effective as of the Closing Date, of the directors (or equivalent) of each Entity, expressly releasing, effective as of the Closing Date, the respective Entity, the Seller and the Purchaser from any and all claims and actions arising out of their services as a director (other than claims for indemnity or insurance), and themselves obtaining a full release from the Entities and the Purchaser from any and all claims and actions (except for those resulting from fraud, bad faith and/or willful misconduct) resulting from the due performance of their respective duties as directors;

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(ii)         the appointment of new directors (or equivalent) of the respective Entity as determined by Purchaser; and

(iii)        the revocation of all powers of attorney in existence as of the Closing (except for those identified by Purchaser in writing no later than five Business Days prior to the Closing Date) and the granting of powers of attorney to the Persons determined by Purchaser.

(d)           executed resignations of the directors (or equivalent) and officers, solely in their capacity as directors (or equivalent) or officers, as applicable, of each Entity other than those directors (or equivalent) and officers specified by Purchaser to Seller no later than the second Business Day prior to the Closing as exempt from this requirement (the “Resigning Individuals”);

(e)           the Transition Services Agreement, duly executed by the Company and the other parties thereto;

(f)           the Amendment to Trademark Sublicense Agreement, duly executed by NII Holdings and the Company;

(g)           the amendments and releases, duly executed by each applicable party, referred to in Section 3.5 or Section 7.8;

(h)           customary pay-off letters duly executed by CDB and reasonably satisfactory to Purchaser (the “Pay-Off Letters”) confirming that, upon receipt by the party or parties identified therein of the Pay-Off Amount, the CDB Credit Facilities shall have been paid in full and all Encumbrances provided thereunder shall have been released;

(i)           originals of the Corporate Records (which may be delivered at the Company’s principal executive offices) together with a certificate issued by each Entity’s and Company Parent’s secretary certifying that the Corporate Records of the applicable Entity or Company Parent comply in all material respects with applicable Laws;

(j)           the original share certificates or evidence of other equity interests, as applicable (where required by applicable Law) of each applicable Entity reflecting the capital structure set forth in Section 5.5(a) of the Seller Disclosure Schedule;

(k)           a certified copy of the Sale Order, as entered by the Bankruptcy Court;

(l)            an executed agreement between Company Parent and Seller, in form and substance reasonably satisfactory to Purchaser, effecting the Seller Liability Assumption and Company Parent Novation (as defined in the Sale Order);

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(m)           evidence reasonably satisfactory to Purchaser that (i) the Uruguay Divestiture has been consummated and (ii) the requirements of Section 8.1(d) and Section 8.1(e) have been satisfied;

(n)           an executed original termination letter of trust agreement number F115/2000 (the “Mifel Trust”) duly executed by Banca Mifel, S.A., in its capacity as trustee thereunder and by all the settlors/beneficiaries thereunder certifying that the Mifel Trust has been duly terminated releasing all parties thereunder from any and all liability in connection therewith;

(o)           any releases reasonably requested by Purchaser pursuant to, and copies of customary corporate documents effecting the netting, contribution or distribution contemplated by, Section 3.5; and

(p)           each of the Section 7.8 Terminations and, to the extent obtained as of the Closing Date, each of the Section 7.8 Instruments and Third Party Consents, in each case, executed and delivered by each party thereto.

4.3.         Closing Deliveries by Purchaser.   At the Closing, Purchaser will deliver, or cause to be delivered, to Seller (or, where applicable in the case of the Closing deliveries set forth in Section 4.3(c), the other Persons specified in Section 3.3) the following:

(a)           the officer’s certificate required to be delivered pursuant Section 8.2(a) and Section 8.2(b);

(b)           the Instrument of Assignment, duly executed by Purchaser; and

(c)           the consideration specified in Section 3.3 delivered in accordance therewith.

4.4.        Termination of Agreement.   This Agreement may be terminated before the Closing as follows:

(a)           by Purchaser or Seller, if the Closing has not occurred by 5:00 p.m. local time in Mexico City, Mexico on June 30, 2015 (the “Initial Termination Date”), provided, however, that if (i) the Closing has not occurred because any of the conditions to Closing set forth in Section 8.1(i) or Section 8.3(b) remains unsatisfied and not waived and (ii) all other conditions to the respective obligations of the Parties to close hereunder that are capable of being fulfilled by the Initial Termination Date have been so fulfilled or waived (except for any closing conditions which by their terms are to be fulfilled at Closing, which closing conditions remain capable of being fulfilled), then such date shall be extended to September 30, 2015 (the “Extended Termination Date”);

(b)          by mutual written consent of Seller and Purchaser;

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(c)        by Purchaser, if any condition to the obligations of Purchaser set forth in Section 8.1 or Section 8.3 has become incapable of fulfillment other than as a result of a material breach by Purchaser of any covenant contained in this Agreement, and such condition is not waived by Purchaser;

(d)        by Seller, if any condition to the obligations of Seller set forth in Section 8.2 or Section 8.3 (other than Section 8.2(c) or Section 8.3(a)) has become incapable of fulfillment other than as a result of a material breach by Seller of any covenant contained in this Agreement, and such condition is not waived by Seller;

(e)        by Purchaser, if Seller or Seller Parent breaches any representation or warranty or any covenant contained in this Agreement or any representation or warranty of Seller is inaccurate, such breach or inaccuracy would result in a failure of a condition set forth in Section 8.1 or Section 8.3 and such breach or inaccuracy has not been cured by the earlier of (i) ten Business Days after the giving of notice by Purchaser to Seller of such breach or inaccuracy and (ii) the Termination Date;

(f)        by Seller, if Purchaser breaches any representation or warranty or any covenant contained in this Agreement or any representation or warranty of Purchaser is inaccurate, such breach or inaccuracy would result in a failure of a condition set forth in Section 8.2 or Section 8.3 and such breach or inaccuracy has not been cured by the earlier of (i) ten Business Days after the giving of notice by Seller to Purchaser of such breach or inaccuracy and (ii) the Termination Date;

(g)        by Seller or Purchaser if there is in effect a Law or final non-appealable Order of a Governmental Authority of competent jurisdiction (other than the Bankruptcy Court) restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(h)        by Purchaser if (i) within one Business Day of the date hereof, the Debtors do not File a motion seeking the entry of the First Day Order or the Bidding Procedures Motion in the Bankruptcy Cases or (ii) the Bidding Procedures Order has not been entered by the Bankruptcy Court on or before February 17, 2015.

(i)         by Purchaser if the Bidding Procedures Order is entered by the Bankruptcy Court and (i) the Auction is not held on or before March 20, 2015, unless an Auction is not required to be held pursuant to the terms of the Bidding Procedures, (ii) the Sale Hearing is not held on or before March 23, 2015, or (iii)  the Sale Order has not become a Final Order or is not capable of becoming a Final Order on or before April 6, 2015;

(j)         by Purchaser if either (i) following entry by the Bankruptcy Court of the Bidding Procedures Order, the Bidding Procedures Order is (A)

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amended, modified or supplemented in any way without the Purchaser’s prior written consent or (B) voided, reversed or vacated or is subject to a stay or (ii) following entry by the Bankruptcy Court of the Bidding Procedures Order and the Sale Order, the Sale Order is (A) amended, modified or supplemented in any way without the Purchaser’s prior written consent or (B) voided, reversed or vacated or is subject to a stay;

(k)        following entry of the Bidding Procedures Order by the Bankruptcy Court and prior to the date that the Sale Order is entered by the Bankruptcy Court, by Seller at the conclusion of the Auction, if Seller enters into a Contract with respect to a Competing Transaction (without regard to the proviso in such definition related to a Back-Up Plan) pursuant to the Bidding Procedures; or

(l)         by Purchaser, if (i) Purchaser is not selected as the Successful Bidder at the conclusion of the Auction or (ii) any Debtor or any Affiliate of the Debtors seeks, or does not use its reasonable best efforts to oppose any other Person in seeking, an order of the Bankruptcy Court dismissing the Bankruptcy Cases or converting the Bankruptcy Cases to a case under chapter 7 of the Bankruptcy Code, or the Bankruptcy Court enters such an order for any reason, provided that the foregoing will not apply to the dismissal of Company Parent’s bankruptcy case as contemplated by this Agreement or (iii) any Debtor or any controlled Affiliate of the Debtors seeks, or does not use its reasonable best efforts to oppose any other Person in seeking, the Bankruptcy Court to enter an order appointing a trustee in the Bankruptcy Cases or appointing a responsible officer or an examiner with enlarged powers relating to the operation of the Debtors’ businesses under Bankruptcy Code Section 1106(b), or such an order is entered for any reason.

For the avoidance of doubt, notwithstanding the foregoing, from and after the date hereof until the earlier of the Closing Date and the termination of this Agreement, all the restrictions set forth in Section 10.1 will apply.

4.5.        Procedure for Termination.   If either Purchaser or Seller desires to terminate this Agreement pursuant to Section 4.4, it will provide notice to that effect to the other Party and this Agreement will terminate without further action by Purchaser or Seller upon delivery of such notice by such Party to the other Party.

4.6.        Effect of Termination.   (a)  If termination pursuant to Section 4.4 occurs, (i) except as set forth in this Section 4.6, each of the Parties will be relieved of its duties and obligations arising under this Agreement after the date of such termination, (ii) the Deposit Amount will be returned to Purchaser in accordance with Section 3.2(c) unless Section 3.2(b) applies, (iii) if termination occurs (A) by Purchaser pursuant to Section 4.4(i), (j), (l)(ii) or (l)(iii), Seller Parent, Seller, Company Parent and the Company will pay to Purchaser (x) the Expense Reimbursement within two Business Days thereof, plus (y) a Break-Up

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Fee on the date a Competing Transaction is consummated, if such transaction is consummated within 365 days of the date of such termination, or (B) by Seller pursuant to Section 4.4(k) or Purchaser pursuant to Section 4.4(l)(i), Seller Parent, Seller, Company Parent and Company will pay to Purchaser (x) the Expense Reimbursement within five Business Days thereof plus (y) a Break-Up Fee within the earlier of (1) (a) a sale order becoming a Final Order or (b) a confirmation order becoming a Final Order, as applicable, approving a Competing Transaction (without regard to the proviso in such definition related to a Back-Up Plan) or (2) thirty days after a termination of this Agreement by Seller pursuant to Section 4.4(k) or Purchaser pursuant to Section 4.4(l)(i), and (iv) except as set forth in this Section 4.6, such termination will be without liability to Purchaser or Seller, provided, however, that the provisions of Section 3.2, Section 4.5, this Section 4.6, Section 10.2 and Article 12 (other than Section 12.2) and, to the extent necessary to effectuate the foregoing enumerated provisions, Section 1.1, will survive any such termination and will be enforceable hereunder, provided, further, that, other than pursuant to Section 4.6(c), nothing in this Section 4.6 will be deemed to release any Party from liability for any Willful Breach of its obligations under this Agreement that occurred prior to such termination. The obligations of Seller Parent, Seller, Company Parent and the Company to pay the Expense Reimbursement and Break-Up Fee as set forth above will be joint and several.

(b)        The obligations to return the Deposit Amount and pay the Break-Up Fee and Expense Reimbursement subject to and in accordance with Section 3.2, Section 4.5, this Section 4.6 and Section 10.2, will (i) be binding upon and enforceable against each Debtor immediately upon the Bankruptcy Court’s entering the Bidding Procedures Order, (ii) not be terminable or dischargeable thereafter for any reason, (iii) survive any subsequent conversion, dismissal or consolidation of the Bankruptcy Cases, any plan of reorganization or liquidation in the Bankruptcy Cases, and (iv) survive the subsequent termination of this Agreement by any means. The obligations to return the Deposit Amount and pay Purchaser the Break-Up Fee and Expense Reimbursement, as and when required under this Agreement, are intended to be, and upon entry of the Bidding Procedures Order specifically provide that they are, binding upon (i) each of Seller’s and Company Parent’s affiliated debtors and debtors-in-possession, (ii) any successors or assigns of the Debtors, (iii) any trustee, examiner or other representative of a Debtor’s estate, (iv) the reorganized Debtors, and (v) any other entity vested or revested with any right, title or interest in or to the Company Parent Interests or any Shares, or any other Person claiming any rights in or control (direct or indirect) over any of the Company Parent Interests or any Shares (each of (i) through (v), a “Successor”) as if such Successor were a Seller hereunder. The obligations of Seller to return the Deposit Amount and the obligations to pay Purchaser the Break-Up Fee and Expense Reimbursement, as and when required under this Agreement may not be discharged under Sections 1141 or 727 of the Bankruptcy Code or otherwise and may not be abandoned under Section 554 of the Bankruptcy Code or otherwise.

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(c)        Notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated by Seller pursuant to Section 4.4(f), and Purchaser offers to agree to the release of the Deposit Amount to Seller and Seller does not, promptly (and in any event within three Business Days) after such offer, reject such release and forego its entitlement thereto, the Deposit Amount will be the sole and exclusive remedy of Seller and its Affiliates against Purchaser and its Affiliates for any loss suffered as a result of any breach of any covenant or agreement in this Agreement (including termination of this Agreement), or in respect of any representation made or alleged to have been made in connection with this Agreement, and upon release and acceptance of such Deposit Amount, Purchaser and its Affiliates will have no further liability or obligation relating to or arising out of this Agreement (including termination thereof) or in respect of representations made or alleged to be made in connection herewith, whether in equity or at law, in contract, in tort or otherwise.

5. REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in (a) the disclosure schedule delivered by Seller to Purchaser together with this Agreement (the “Seller Disclosure Schedule”) or (b) reports filed by NII Holdings with the Securities and Exchange Commission after January 1, 2013 and prior to the date of this Agreement ((x) only to the extent of disclosure in such reports the relevance of which to the applicable representation or warranty is reasonably apparent on its face and (y) excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), Seller hereby represents and warrants to Purchaser that:

5.1.        Organization of Seller and Seller Parent.   Each of Seller and Seller Parent and each Seller Guarantor is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted subject to the limitations on such power and authority that are imposed on Seller Parent and each Seller Guarantor and will be imposed on Seller as a result of having filed a petition for relief under the Bankruptcy Code, and is in good standing (to the extent such concept is recognized under applicable Law) in each jurisdiction where the ownership, lease or operation of its properties or the conduct of its business so requires, except where the failure to be in good standing would not, individually or in the aggregate, materially and adversely affect the ability of Seller or Seller Parent or any Seller Guarantor to carry out its obligations under this Agreement or to consummate the transactions contemplated hereby. Seller has been formed for the sole purpose of consummating the transactions contemplated hereby, has not engaged previously, and does not engage, in any business activities except for holding the Company Parent Interests, and as of the Closing does not have any assets of any kind other than the Company Parent Interests and does not

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have any Liabilities of any kind or nature other than those incurred pursuant to this Agreement.

5.2.        Authorization of Agreement.   Subject to entry of the Bidding Procedures Order and the Sale Order, each of Seller and Seller Parent and each Seller Guarantor has the requisite power and authority to execute and deliver this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party (the “Ancillary Agreements”) and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby has been duly authorized by all requisite corporate action on the part of Seller and Seller Parent and each Seller Guarantor. This Agreement and each Ancillary Agreement has been duly and validly executed and delivered by Seller and Seller Parent and each Seller Guarantor and (assuming the due authorization, execution and delivery by the other Parties hereto, and the entry of the Bidding Procedures Order and the Sale Order) this Agreement and each Ancillary Agreement constitute legal, valid and binding obligations of Seller and Seller Parent and each Seller Guarantor, enforceable against Seller and Seller Parent and each Seller Guarantor in accordance with its respective terms, subject to General Enforceability Exceptions.

5.3.        Conflicts; Consents of Third Parties.   (a)  The execution and delivery by Seller and Seller Parent and each Seller Guarantor of this Agreement and each Ancillary Agreement, the consummation of the transactions contemplated hereby and thereby and compliance by Seller and Seller Parent and each Seller Guarantor with any of the provisions hereof or thereof do not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation, the creation or acceleration of any obligation or change of any rights or the incurrence of any Encumbrance, under any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of Seller, Seller Parent, Company Parent, any Seller Guarantor or any Entity, or (ii) subject to entry of the Bidding Procedures Order and the Sale Order, (A) other than in respect of the Third Party Consents, any Contract, Permit or Telecommunications License to which Seller, Seller Parent, Company Parent, any Seller Guarantor or any Entity is a party or by which any of the properties or assets of Seller, Seller Parent, Company Parent, any Seller Guarantor or any Entity are bound, (B) any Order of any Governmental Authority applicable to Seller, Seller Parent, Company Parent, any Seller Guarantor or any Entity or any of the properties or assets of Seller, Seller Parent, Company Parent, any Seller Guarantor or any Entity, or (C) any applicable Law, other than, in the case of subsection (ii), such conflicts, violations, defaults, terminations, cancellations or other changes that would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect. The approval of an independent manager for NII International Telecom S.C.A. has been obtained to

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the extent required to be obtained in connection with execution and delivery of this Agreement or the transactions contemplated hereby.

(b)        No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority is required on the part of Seller, Seller Parent, Company Parent, any Seller Guarantor or any Entity in connection with the execution and delivery of this Agreement or any Ancillary Agreement, the compliance by Seller or Seller Parent or any Seller Guarantor with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by Seller, Seller Parent, Company Parent, any Seller Guarantor or any Entity of any other action contemplated hereby or thereby, except for (i) the Company Approvals, (ii) the entry of the Bidding Procedures Order and the Sale Order, and (iii) such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications the failure of which to obtain or make would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect.

5.4.        Organization of the Entities.   Each Entity is duly organized, validly existing and in good standing (to the extent such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, duly qualified or authorized to do business under the Laws of its jurisdiction and has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now conducted and is in good standing (to the extent such concept is recognized under applicable Law) in each jurisdiction where the ownership, lease or operation of its properties or the conduct of its business so requires, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect.

5.5.        Capitalization of the Entities.   (a)  The Shares and the shares of the Subsidiaries of the Company are duly authorized and are validly issued, fully subscribed and paid, non-assessable and qualify as acciones liberadas. The Shares comprise all the outstanding capital stock of the Company. The number and type of issued and outstanding capital stock of each Entity, the record owners thereof and the jurisdiction of organization or formation of each Entity are listed in Section 5.5(a) of the Seller Disclosure Schedule. All of the equity interests of each Subsidiary of the Company are owned by the Company or another Subsidiary free and clear of all 363 Interests. There are no bonds, debentures, notes or other Indebtedness of any Entity that entitle holders thereof to vote (or to a veto or any similar type of negative control) on any matters on which holders of the Shares (or equity interests of the Subsidiaries) may vote.

(b)        There are no preemptive or, other than pursuant to this Agreement, other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights or repurchase rights of any character to which Seller, Seller Parent, Company Parent or any Entity is a party requiring,

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and there are no securities of any Entity outstanding which upon conversion or exchange would require, the issuance, sale or disposition of any shares or other securities or obligations convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of any Entity.

(c)        NII Mexico, LLC (i) has not engaged previously, and does not engage, in any business or operations and (ii) as of the Closing does not have any assets of any kind and does not have any Liabilities of any kind.

5.6.        Subsidiaries.   The Company does not own any equity interest in any other Person except for the subsidiaries identified in Section 5.6 of the Seller Disclosure Schedule (the “Subsidiaries”).

5.7.        Title to Shares.   Company Parent has legal title to the Company Shares and the Minority Shareholder has legal title to the Minority Company Shares, in each case free and clear of all 363 Interests other than this Agreement. Subject to the entry of the Sale Order and the conditions set forth herein, at the Closing, Purchaser will be vested with indirect legal ownership of the Shares free and clear of all 363 Interests. Except for this Agreement, none of Seller or any of its Affiliates is a party to any stockholder agreement, voting trust, proxy or other similar Contract with respect to the voting, purchase, repurchase or transfer of the Shares or any other equity interests of any of the other Subsidiaries.

5.8.        Financial Statements.   (a)  Prior to the date of this Agreement, Seller has delivered to Purchaser complete and correct copies of (i) the audited consolidated balance sheets of the Company as at December 31, 2012 and December 31, 2013 and the related consolidated statements of income and of cash flows of the Company for the years then ended, together with the notes thereto (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet (the “Unaudited Balance Sheet”) of the Company as at September 30, 2014 (the “Balance Sheet Date”) and the related consolidated unaudited statements of income and of cash flows of the Company for the period ending on the Balance Sheet Date (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). Each of the Financial Statements has been derived from the books of account and other financial records of the Entities and has been prepared in accordance with Mexican NIF and presents fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company, as at the dates and for the periods indicated therein, except that the Unaudited Financial Statements described in subsection (ii) are subject to normal year-end adjustments (which will not be material in nature or amount).

(b)        The books and records of the Entities have been maintained in conformity with applicable Law and Mexican NIF. Except as set forth in Section 5.8(b) of the Seller Disclosure Schedule, the corporate books of the Entities contain records of all meetings, and actions taken by written consent of,

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the shareholders (or equivalent), the board of directors (or equivalent) and any committees of the board of directors (or equivalent) of the Entities that are complete and accurate in all material respects, and no material meeting, or material action taken by written consent has been held for which minutes have not been prepared and are not contained in such corporate books.

5.9.        Undisclosed Liabilities.   The Entities do not have any Liabilities except for (a) Liabilities reflected or reserved against on the balance sheet included in the Audited Financial Statements or the Unaudited Balance Sheet and not heretofore paid or discharged, (b) Liabilities incurred since the date of the Audited Financial Statements in the Ordinary Course of Business, or (c) Liabilities that would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect.

5.10.      Taxes.   (a)   (i) All income and other material Tax Returns required to be filed by or on behalf of or with respect to each Entity have been timely filed (taking into account any applicable extension periods) with the appropriate Governmental Authority and all such Tax Returns are true, correct and complete in all material respects, (ii) the Company has, or has caused each of its Subsidiaries to have, duly and timely paid all amounts of Taxes and other charges shown to be due on such Tax Returns, except for those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established and which are set forth on Section 5.10(a) of the Seller Disclosure Schedule, and (iii) none of the Entities has waived any statute of limitations in respect of a material amount of Taxes, which waiver is currently in effect.

(b)          Each of the Entities has timely collected or withheld all material amounts of Taxes required to be collected or withheld with respect to its Employees, independent contractors, creditors, stockholders or other third parties and have paid over to the appropriate Governmental Authority all amounts required to be so collected or withheld.

(c)          All written deficiencies or assessments made as a result of any audit, examination or investigation by any Governmental Authority of the Tax Returns of any of the Entities have been fully paid, and none of the Entities has received any notice in writing of any other audits, examinations or investigations in progress by any Governmental Authority relating to any Tax Returns of any of the Entities. Except as set forth on Section 5.10(c) of the Seller Disclosure Schedule, none of the Entities has received any written notice from any Governmental Authority of the commencement of any audit, examination or investigation not yet in progress.

(d)          None of the Entities is a party to any Tax indemnification, Tax allocation or Tax sharing agreements pursuant to which such Entity will have any obligation to make any payments after the Closing Date, except for any agreement the primary purpose of which is not Tax. None of the Entities is or

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was subject to the Mexican tax consolidation regime which was in effect until December 31, 2013.

(e)          There are no Tax rulings, requests for rulings or closing agreements relating to or with respect to the income and/or assets of any of the Entities that could affect the liability for Taxes of any of the Entities for any period (or portion thereof) ending on or after the Closing Date.

(f)           None of the Entities is or will be required to include a material item of income, or exclude a material item of deduction, for any period (or portion thereof) ending on or after the Closing Date, as a result of, on or before the Closing Date, any (i) transaction treated as an installment sale or open transaction for any Tax purpose, (ii) receipt of a prepaid amount or deposit, (iii) change in method of accounting or similar adjustment that any of the Entities has agreed to, requested, or was required to make or (iv) agreement entered into with any Governmental Authority.

(g)          There are no Encumbrances for Taxes upon any assets of any of the Entities other than Permitted Encumbrances.

(h)          No written claim has ever been made by a Governmental Authority in any jurisdiction where any of the Entities does not file Tax Returns that such Entity is or may be subject to taxation by such jurisdiction.

(i)           None of the Entities has granted any extension or comparable consent regarding the application of the statute of limitations with respect to any material Taxes or Tax Return that is outstanding, nor has any request for any such extension or consent been made.

(j)           None of the Entities will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any intercompany transactions in accordance with the Mexican Income Tax Law.

(k)          There are no restrictions or limitations on the deductibility of interest payable by any of the Entities for Mexican income tax purposes, in accordance with the provisions set forth in Article 27, Section VII and Article 28, Section XXVII of the Mexican Income Tax Law in force as of January 1, 2015, and the applicable Articles and Sections of the Mexican Income Tax Law in effect in prior years.

(l)           All transactions between the Company or one of its Affiliates, on the one hand, and the Company or another one of its Affiliates, on the other hand, have been entered on the same terms as would have been entered by unrelated parties acting at arm’s-length, including compliance in all material respects with the provisions set forth in Articles 179 and 180 of the Mexican

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Income Tax Law and Article 76, Sections IX and XII, as well as the corresponding articles of the Mexican Income Tax Law in force prior to 2015.

(m)          None of the Entities has made any entity classification election for U.S. federal income tax purposes or any other U.S. federal income tax election.

(n)          For U.S. federal income tax purposes, Company Parent has always been disregarded as separate from its owner.

(o)          Except as set forth on Section 5.10(o) of the Seller Disclosure Schedule, none of the Entities has executed or entered into any transaction that is required to be reported in format 76 in accordance with Article 31-A of the Mexican Federal Tax Code (Código Fiscal de la Federación) with respect to fiscal years 2014 and 2015.

(p)          Less than 50% of the value of the Entities derives directly or indirectly from real estate located in Mexico.

(q)          Company Parent is not a tax resident of Mexico and does not have a permanent establishment in Mexico.

(r)          For purposes of this Section 5.10, “Entities” or “Entity” includes Company Parent.

5.11.       Real Property. (a) Section 5.11(a) of the Seller Disclosure Schedule lists the street address (or equivalent identifying information) of each Owned Property and the current owner of each Owned Property. The Entities have legal title to all Owned Property, free and clear of Encumbrances except for (a) Encumbrances set forth in Section 5.11(a) of the Seller Disclosure Schedule and (b) Permitted Encumbrances. Seller has made available to Purchaser true and complete copies of (i) each deed for each Owned Property and all title insurance policies and surveys, if any, relating to the Owned Property and (ii) all documents evidencing all Encumbrances upon the Owned Property, in each case to the extent in Seller’s or its Affiliates’ possession.

(b)          Section 5.11(b) of the Seller Disclosure Schedule lists the street address (or equivalent identifying information) of each Leased Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such Leased Property. Seller has made available to Purchaser true and complete copies of all leases in effect at the date hereof relating to the Leased Property; and, to the Knowledge of Seller, there has not been any sublease or assignment entered into by the Company or any of its Subsidiaries in respect of the Leased Property.

(c)          As of the date of this Agreement, except for such of the following as would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect, to the Knowledge of Seller, (i)

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there are no special assessments or any planned public improvements that may result in a special assessment with respect to any Owned Property and (ii) there is no special proceeding pending or threatened in writing in which any Governmental Authority having jurisdiction over any of the Owned Property is seeking to increase the assessed value thereof. To the Knowledge of Seller, there is no pending or threatened in writing condemnation proceeding with respect to any of the Owned Property or Leased Property that would reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect.

(d)          Except for such of the following as would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect, the use, operation and maintenance of the Owned Property and Leased Property (including all structures and improvements thereon) is in material compliance with all applicable Laws (including those relating to zoning and permitting), does not violate any restrictive covenant or any provision of any such applicable Laws and is not subject to “permitted non-conforming” use classifications or conditional use permits or zoning variances.

5.12.       Intellectual Property. (a) Section 5.12 of the Seller Disclosure Schedule describes all Intellectual Property owned by the Entities as of the date of this Agreement for which a patent, trademark, copyright or registration exists or has been applied for by or on behalf of the Entities and all material licenses or other covenants or rights under Intellectual Property which the Entities have been granted from any Person or which the Entities have granted to any Person (“Licenses”).

(b)          The Entities solely and exclusively own all material Intellectual Property owned or purported to be owned by the Entities, and all such material Intellectual Property is subsisting and, to the Knowledge of Seller, valid and enforceable.

(c)          The Intellectual Property owned by the Entities, together with the right to use the Intellectual Property licensed to the Entities, constitutes all material Intellectual Property used in the business of the Entities as presently conducted.

(d)          Seller or its Affiliates (other than the Entities) do not own any material Intellectual Property that is used in the business of the Entities.

(e)          To the Knowledge of Seller, (i) as of the date of this Agreement, the material Intellectual Property owned by the Entities is not the subject of any challenge received by the Entities in writing and (ii) the Entities have not received, since six years prior to the date of this Agreement, any written notice of any default or breach under any material License to which the Entities are a party or by which they are bound.

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(f)          The conduct of the business of the Entities does not and has not materially infringed or otherwise violated any Intellectual Property of any Person.

(g)          (i) The Entities are in compliance with all privacy policies of the Entities and with all applicable Laws regarding privacy and personal information, except where the failure to comply would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect, and (ii) the Entities have used commercially reasonable measures to ensure the confidentiality, privacy and security of customer, Employee and other confidential and trade secret information, and, to the Knowledge of Seller, as of the date of this Agreement, no Person has gained unauthorized access to, or misused, any such information, except where the access or misuse would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect.

(h)          To the Knowledge of Seller, no material Software owned or distributed by the Entities is subject to any “open source” license or any other agreement that requires making available source code, prohibits or limits the ability to charge fees or other consideration, grants any right to any Person to decompile or otherwise reverse-engineer such Software, or requires the licensing of any Software for the purpose of making derivative works.

(i)          (i) The Entities own or have rights to use all material information technology systems sufficient to operate their businesses as it is currently conducted, except where the failure to do so would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect, (ii) the Entities have a disaster recovery plan, procedures and facilities in place and have taken all reasonable steps to safeguard the information technology systems utilized in the operation of their businesses as it is currently conducted, and (iii) as of the date of this Agreement, to the Knowledge of Seller, there have been no unauthorized material intrusions or breaches of the security of the information technology systems.

5.13.       Material Contracts.   (a)   Section 5.13(a) of the Seller Disclosure Schedule sets forth a list of the following Contracts (other than any statement of work, purchase, project, change or similar orders issued pursuant to any such Contracts to the extent consistent with the terms and conditions, and not constituting an amendment, of the applicable Contract) to which, as of the date hereof, the Entities are party and under which the Entities have any remaining rights or obligations, or to which the Entities’ Affiliates are a party and under which the Entities receive any material benefit, as of the date of this Agreement (collectively, the “Material Contracts”):

(i)          any Contract evidencing Indebtedness for borrowed money having an aggregate principal amount outstanding in excess of MXN$40,000,000, including the CDB Credit Facilities;

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(ii)         any Contract that forms or purports to form a corporate partnership, joint venture or similar entity or any profit sharing, management services, strategic alliance, stockholder or similar Contract;

(iii)        each Contract for distribution, supply, inventory, purchase, franchise, license, agency, dealership, resale, advertising or similar contract that is reasonably expected to involve the payment or receipt by the Entities of consideration of more than MXN$15,000,000 in any 12-month period or MXN$40,000,000 in the aggregate over the term of such Contract;

(iv)        any stock purchase agreement, asset purchase agreement or other Contract relating to the acquisition, lease or disposition by any Entities of material assets and properties or any equity interest of any Entity or under which any Entity has any material indemnification obligations surviving on the date hereof;

(v)         any Contract that is reasonably expected to involve the payment or receipt by the Entities of more than MXN$40,000,000 in any 12-month period or MXN$75,000,000 in the aggregate over the term of such Contract;

(vi)        any Contract involving the payment of royalties or other amounts calculated based upon the revenues or income of the Entities and that are reasonably expected to involve the payment or receipt by the Entities of more than MXN$7,500,000 in any 12-month period or MXN$15,000,000 in the aggregate over the term of such Contract;

(vii)       any Contract that is an interconnection, bundling or similar Contract (excluding roaming Contracts) in connection with which the equipment, networks and services of any Entity are connected to those of another service provider in order to allow their respective customers access to each other’s services and networks;

(viii)      any Contract (excluding roaming Contracts) that contains any commitment to (A) provide wireless services coverage in a particular geographic area, (B) build out tower sites in a particular geographic area, (C) pay for a specified number of minutes of voice service, or (D) acquire video content to be placed on or accessed over a mobile wireless device or otherwise;

(ix)        any roaming Contract that cannot be terminated on 30 days’ prior notice or less;

(x)         any Contract relating to the settlement of any Legal Proceeding within the past three years with (A) any Governmental Authority or (B) any Person (other than a Governmental Authority) for an aggregate amount of more than MXN$15,000,000;

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(xi)         any Contract that (A) purports to limit either the type of business in which any Entity may engage or the manner or locations in which any of them may so engage in any business or purport to create any exclusive relationship restricting the business or operations of any Entity (including by covenant not to compete), (B) could require the disposition of any material assets or line of business of any Entity, or (C) grants “most favored nation” status; and

(xii)        any material Licenses.

(b)          Prior to the date of this Agreement, Seller has made available to Purchaser true and correct copies of each of the Material Contracts and all amendments, exhibits, annexes and schedules thereto, and, other than Material Contracts that have terminated at their scheduled termination date in accordance with their terms, each of the Material Contracts, as amended, is in full force and effect and is a legal, valid and binding obligation of the Entity party thereto, enforceable against such Entity in accordance with its terms, subject to General Enforceability Exceptions. None of the Entities is in breach or violation of, or default under, any Material Contract in any material respect. To the Knowledge of Seller, as of the date of this Agreement, no event has occurred that is reasonably likely to result in a breach or default by any Person under, require any consent or other action by any Person under, or give rise to any penalty or right of termination, cancellation, acceleration or other change of any right or obligation of any Entity or a loss of any benefit that any Entity is entitled under (in each case, with or without notice or lapse of time, or both) any Material Contract, except as would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect. As of the date of this Agreement, the Entities have not received any notice of any default or breach by such Entities under any Material Contract, except for defaults or breaches that would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect.

5.14.       Labor.   (a)   Section 5.14(a) of the Seller Disclosure Schedule lists each labor or collective bargaining agreement to which any Entity is a party or otherwise bound as of the date of this Agreement (collectively, the “Labor Agreements”). To the Knowledge of Seller, as of the date of this Agreement, no campaigns are being conducted with respect to any Entity to authorize representation by any labor union or labor organization.

(b)          Seller has made available to Purchaser accurate and complete copies of each material Labor Agreement. The Company and its Subsidiaries are in compliance in all material respects with the Labor Agreements. The consummation of the transactions contemplated by this Agreement will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to any Employees or other service providers.

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(c)          To the Knowledge of Seller, except as would not, individually or in the aggregate, be material: (i) no Entity, as of the date of this Agreement, is the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization; and (ii) there is no pending or, to the Knowledge of Seller, threatened grievance, charge, complaint, audit or investigation by or, as of the date of this Agreement, before any Governmental Authority with respect to any current or former Employees or service providers.

(d)          There is no pending and has been no organized labor strike, slowdown, picketing or work stoppage, except in each case as would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect.

(e)          No Entity is liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for current or former Employees (other than routine payments to be made in the Ordinary Course of Business consistent with past practice), agents, distributors, independent contractors and other service providers. No Entity has any direct or indirect material Liability with respect to any misclassification of any Person as an independent contractor or temporary employee rather than as an Employee, or with respect to any employee leased from another employer that would reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect.

(f)          Section 5.14(f) of the Seller Disclosure Schedule sets forth as of the date of this Agreement a complete and accurate list of all Employees and employees of Finatrade Servicios, S.A. de C.V. who render their services to the Entities by employer, name, title, date of hire and seniority or service credit if different, status (i.e., whether active or on leave of absence), and if on leave, the type of leave, such as disability, family, medical or military leave.

(g)          Section 5.14(g) of the Seller Disclosure Schedule sets forth a list of all Legal Proceedings pending with respect to current or former Employees or other service providers that, to the Knowledge of Seller, is complete and accurate in all material respects.

5.15.       Litigation.   There are no Legal Proceedings pending or, to the Knowledge of Seller, threatened or, to the Knowledge of Seller, investigations pending or threatened against any Entity other than those that, if adversely determined, would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect and those that arise in the Ordinary Course of Business after the date hereof. No Entity or any of their respective directors or officers in their capacities as such is a party to or subject to any order, decree, injunction or award with any Governmental Authority that

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would reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect.

5.16.       Compliance with Laws; Permits.   (a)   Since January 1, 2010, each Entity is and has been in compliance with all Laws applicable to its business or operations, except where the failure to be in compliance would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect. No regulatory review out of the ordinary course or investigation by any Governmental Authority with respect to any Entity is, to the Knowledge of Seller, pending or threatened in writing, nor has any Governmental Authority indicated in writing an intention to conduct the same, except for such regulatory reviews out of the ordinary course or investigations that would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect. No Entity has received any written notice of any noncompliance with any such Laws that has not been cured, in each case, except as would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect.

(b)          Each Entity currently has all Permits and Telecommunications Licenses that are required for it to own, lease or operate its properties and assets and to conduct the Business, except where the failure to have such Permits or Telecommunications Licenses would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect. Since January 1, 2010, no Entity is or has been in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit or Telecommunications License to which it is a party, except where such default or violation would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect.

(c)          Section 5.16(c) of the Seller Disclosure Schedule sets forth a true and complete list, of (i) all Telecommunication Licenses held by the Entities (the “Company Telecommunication Licenses”), (ii) all pending applications for Telecommunication Licenses that would be Company Telecommunication Licenses if issued or granted, and (iii) all pending applications by the Entities for modification, extension or renewal of any Company Telecommunication License. The Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation), in any material respects, of any term, condition or provision of any Company Telecommunication License granted to any Entity. There is not pending or, to the Knowledge of Seller, threatened before IFETEL, SCT or any other Governmental Authority any proceeding, notice of violation, order of forfeiture or complaint or investigation, requisition, confiscation, revocation, nullification, rescue and/or seizure against any Entity relating to any of the Permits or Company Telecommunication Licenses, that would, individually or in the aggregate, reasonably be expected to result in the suspension, revocation, cancellation, termination, forfeiture, or adverse modification of any material

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Company Telecommunication License or any material Permit. The Governmental Authority’s actions granting all Company Telecommunication Licenses, together with all underlying construction permits, have not been reversed, stayed, enjoined, annulled or suspended, and, as of the date hereof, there is not pending or, the Knowledge of Seller, threatened any application, petition, objection or other pleading with IFETEL, COFETEL or any other Governmental Authority that challenges or questions the validity of or any rights of the holder under any such Company Telecommunication License or Permit, in each case, except as would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Entities to conduct the Business as presently conducted.

(d)          The Entities have valid, binding and enforceable rights to the Company Telecommunication Licenses. The Company Telecommunication Licenses have not been sold, transferred, alienated, leased or encumbered or in any other manner has the right to use and enjoy ownership or possession of the Company Telecommunication Licenses been restricted, transferred or surrendered since the initial award thereof, and the Entities’ title to all the Company Telecommunication Licenses is free and clear of any Encumbrances. The Entities have complied with all applicable Law in connection with obtaining each Company Telecommunication License and each Company Telecommunication License (i) has been legally and duly granted by the appropriate granting authority, (ii) is fully and unconditionally vested in an Entity, and (iii) is in full force and effect and paid for in full. None of the Entities owes any material fees or duties in connection with, or arising from, any Company Telecommunication Licenses, in each case, that are due and payable. The Entities do not own or use any license of the Federal Communications Commission of the U.S. No Entity holds any Telecommunications Licenses through a partnership, joint venture or other Person that is not an Entity.

(e)          All of the currently operating cell sites and microwave paths owned by the Entities in respect of which a filing with a Governmental Authority was required have been constructed and are currently operated as represented to such Governmental Authority in currently effective filings, and modifications to such cell sites and microwave paths have been preceded by the submission to such Governmental Authority of all required filings (the “Cell Site Standards”), in each case, except as would not, individually or in the aggregate, be reasonably expected to materially impair the ability of the Entities to conduct the Business as presently conducted.

(f)          All transmission towers owned by the Entities are obstruction-marked and lighted by an Entity to the extent required by, and in accordance with, the rules and regulations of any applicable Governmental Authority, in each case, except as would not, individually or in the aggregate, be reasonably expected to materially impair the ability of the Entities to conduct the Business as presently conducted. Appropriate notification to the applicable Governmental Authority has been made for each transmission tower owned or

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leased by the Entities to the extent required to be made by an Entity by, and in accordance with, the rules and regulations of such Governmental Authority (the “Transmission Tower Standards”), in each case, except as would not, individually or in the aggregate, be reasonably expected to materially impair the ability of the Entities to conduct the Business as presently conducted.

(g)          All of the currently operating cell sites and microwave paths and transmission towers leased by the Entities (i) are subject to contractual arrangements with the lessor requiring compliance by such lessor with all aspects of the Cell Site Standards and the Transmission Tower Standards, (ii) if operated or maintained by the Entities, are so operated or maintained, as the case may be, in compliance with the Cell Site Standards and the Transmission Tower Standards, and (iii) to the Knowledge of Seller, each such lessor is in compliance with the Cell Site Standards and the Transmission Tower Standards, in each case, except as would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Entities to conduct the Business as presently conducted.

(h)          The Company does not hold any Permit or Telecommunications License to offer, and does not offer, any services or features other than wireless voice and data services and features, and any ancillary services or features thereto. The Entities do not conduct any business other than the Business.

5.17.       Environmental Matters. (a) Except as would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect, (i) each Entity has complied at all times with all applicable Environmental Laws, (ii) no property currently or formerly owned or operated by any Entity has been contaminated with any Hazardous Substance that could reasonably be expected to require remediation pursuant to any Environmental Law, (iii) no Entity is subject to any liability for Hazardous Substance disposal or contamination on any third party property, (iv) as of the date of this Agreement, no Entity has received any notice, demand, letter, claim or request for information indicating that it may be in violation of or subject to liability under any Environmental Law, and (v) no Entity is subject to any order, decree, injunction or agreement with any Governmental Authority or any indemnity with any third party relating to liability under any Environmental Law.

(b)          Seller has made available to Purchaser copies of all environmental reports, studies and assessments prepared since January 1, 2012 in its possession relating to the Entities or the Business.

(c)          The representations and warranties in this Section 5.17 are Seller’s only representations and warranties with respect to environmental matters and no other representations or warranties will be deemed breached or inaccurate by reason of any environmental matter.

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5.18.       Broker’s or Finder’s Fee. None of Seller, Seller Parent, Company Parent or any of the Entities has any liability or obligation to pay any fees or commissions to any broker, finder or other agent with respect to the transactions contemplated by this Agreement for which Purchaser or any of its Affiliates (including, after Closing, the Entities) could become liable or obligated.

5.19.       Insurance. To the Knowledge of Seller, the properties and assets of the Entities are adequately insured against accident, damage, injury, third party loss (including product liability claims), loss of profits and any other risk normally insured against by a prudent person operating the types of business operated by the Entities and effect such insurances as required by Law and any Contracts that are binding upon the Entities. Section 5.19 of the Seller Disclosure Schedule sets forth all insurance policies owned or held as of the date hereof by any Entity on the date of this Agreement and that currently cover the corresponding Entity, its business, assets, properties or personnel with respect to risks arising in connection with the operation or conduct of its business (collectively, the “Insurance Policies”). As of the date of this Agreement, none of the Entities has received any notice in writing, nor, to the Knowledge of Seller, orally, from any insurer or agent of any intent to cancel or not to renew any Insurance Policy, and there are no pending or, to the Knowledge of Seller, threatened, material claims related to the business, assets, properties or personnel of the Entities against any Insurance Policy as to which the insurer has denied coverage or asserted a reservation of rights. None of the Entities is in default, in any material respect, under any Insurance Policy.

5.20.       Sufficiency of Assets. The Owned Property and other assets owned by the Entities together with their respective rights under Contracts that survive the Closing (including pursuant to the Transition Services Agreement), constitute all the assets, properties and rights (a) necessary to conduct the Business in all material respects as presently conducted by the Entities and (b) used to generate the results of the Entities set forth in the Financial Statements. All of the wireless telecommunication services business of Seller and its Affiliates in Mexico is operated by the Entities and is included in the Business.

5.21.       Subscribers; Transmission Towers; Network Assets. (a) Section 5.21(a) of the Seller Disclosure Schedule sets forth as of December 31, 2014 (i) the total number of Subscribers, (ii) the total number of Postpay Subscribers, and (iii) the total number of Prepaid Subscribers, in each of clauses (i), (ii) and (iii), such number of Subscribers to be broken down by plan and type of device.

(b)          Section 5.21(b) of the Seller Disclosure Schedule lists, as of the date of this Agreement, each transmission tower and tower structure on which transmitters used in the network of the Business are located (“Transmission Towers”), whether owned or leased by the Entities and its location by street address and global positioning service coordinates.

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5.22.       Certain Conduct; Sanctions. (a) None of the Entities or any of their Affiliates, nor any director, officer or employee of the Entities or any of their Affiliates, nor any agent, representative or other Person acting or purporting to act for the benefit of or on behalf of the Entities or any of their Affiliates, to the Knowledge of Seller, (i) has violated any provision of the FCPA, the Mexican Federal Anticorruption Law (Ley Federal Anticorrupción en Contrataciones Públicas), the Mexican Federal Criminal Code (Código Penal Federal), the Criminal Codes of the several states of Mexico or any other applicable Law that prohibits corruption, bribery or any of the foregoing actions, (ii) has been investigated by a Governmental Authority, or been the subject of any allegation, with respect to conduct within the scope of clause (i) above, (iii) will use all or any portion of the amounts paid by Purchaser hereunder in a manner that may violate any provision of the FCPA, the Mexican Federal Anticorruption Law (Ley Federal Anticorrupción en Contrataciones Públicas), the Mexican Federal Criminal Code (Código Penal Federal), the Criminal Codes of the several states of Mexico or any other applicable Law that prohibits corruption, bribery or any of the foregoing actions or (iv) is a “foreign official” within the meaning of the FCPA.

(b)          The accounting books and records of the Entities and their Affiliates accurately and fairly reflect in all material respects the transactions and the dispositions of assets of each of those entities in reasonable detail and the Entities and their Affiliates maintain systems of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences, and (v) the Entities comply with the Laws referenced in Section 5.22(a). The Entities and their Affiliates have instituted and maintain policies and procedures in relation to business conduct and ethics that are, to the Knowledge of Seller, reasonably designed to prevent or detect any conduct of business of the Entities involving the actions described in clause (i) of Section 5.22(a).

(c)          None of Seller, Seller Parent, Company Parent or the Entities is, nor to the Knowledge of Seller are any of their respective officers, directors or employees, an individual or entity that is a Person that is, or is acting under the direction of, on behalf of or for the benefit of a Person that is, or is owned or controlled by a Person that is, (i) the target of any Sanctions Laws or identified on any Sanctions Lists or (ii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Cuba, Iran, North Korea, Sudan and Syria (collectively, the “Sanctioned Countries”).

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(d)          None of Seller, Seller Parent, Company Parent or the Company (or any of its Subsidiaries or Affiliates) does business with or, to the Knowledge of Seller, sponsors or provides assistance or support to, the government of, or, to the Knowledge of Seller, any other Person located in, any country, or with any other Person, targeted by any of the Sanctions Laws, including the Sanctioned Countries.

(e)          For purposes of this Section 5.22 only, “Affiliates” means only those Affiliates that act (and only to the extent they so act) in connection with the properties, assets or business of the Entities.

5.23.      Absence of Certain Changes.  Between December 31, 2013 and the date of this Agreement, the Entities have conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the Ordinary Course of Business and there has not been any:

(a)          circumstance, occurrence or development (including any adverse change with respect to any circumstance, occurrence or development existing on or prior to December 31, 2013) that constitutes or would reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect; or

(b)          action taken by any Entity that would require Purchaser’s consent pursuant to Section 7.2(b)(D), (F)(1), (G), (H), (K)(1), (M), (O) or, solely with respect to the foregoing, Section 7.2(b)(U), if such action had been taken after the date hereof.

5.24.      Related Party Contracts.  Section 5.24 of the Seller Disclosure Schedule contains a list of loans, leases and other Contracts between Seller and its Affiliates (other than the Entities), or the directors, Employees or officers of the Entities (each of the foregoing, a “Related Party”), on the one hand, and any Entity, on the other hand (each of the foregoing, a “Related Party Contract”), except for Employee Plans.  As of the Adjustment Time, none of the Entities will have any Intercompany Obligations outstanding other than those remaining in place in accordance with Section 3.5 or Section 7.8.

5.25.      Employee Benefits.  (a)  Section 5.25(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of each Employee Plan.  With respect to each material Employee Plan, Seller has made available to Purchaser, to the extent applicable, accurate and complete copies of (i) the Employee Plan document, including any amendments thereto, and all related trust documents, insurance contracts or other funding vehicles, (ii) a written description of such Employee Plan if such plan is not set forth in a written document, and (iii) the most recently prepared actuarial report, if any.  To the Knowledge of Seller, no United States residents or taxpayers are employed by any Entity or participate in any Employee Plan. No Employee Plans are, or in the past six years have been,

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subject to the Employee Retirement Income Security Act of 1974 (“ERISA”) or other United States Law.

(b)          No Controlled Group Liability has been incurred by the Company or its ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a risk to the Company or its ERISA Affiliates of incurring any such liability, except as would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect.  No purpose of the transactions contemplated by this Agreement is for any of Seller or its Affiliates to avoid Liability arising out of Title IV of ERISA.

(c)          Except as would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect, each Employee Plan (including any related trusts) has been established, operated and administered in compliance with its terms, all applicable Laws and all applicable funding requirements.  All material contributions required to be made under the terms of any Employee Plan (including all employer contributions and employee salary reduction contributions) and all material obligations as of the date hereof have been timely made or are reflected in the Financial Statements.  Any Employee Plan that is required to be funded is fully funded as of the date hereof as required by applicable Law or, if not required to be fully funded, the book reserves (determined in accordance with Mexican NIF) are sufficient to provide for the payment of the relevant benefits.  Except as required by applicable Law, no Employee Plan provides material retiree or post-employment medical, disability, life insurance or other welfare benefits to any current or former Employee, and no Entity has any obligation to provide such benefits.

(d)          Excluding routine or ordinary course claims for benefits, there is no Legal Proceeding pending or, to the Knowledge of Seller, threatened, or, to the Knowledge of Seller, investigation by any Governmental Authority pending or threatened against or involving any Employee Plan that would, individually or in the aggregate, reasonably be likely to subject any Entity to a material Liability.

(e)          Neither the execution of this Agreement, nor the consummation of the transactions contemplated by this Agreement, (whether alone or in connection with another event) (i) entitles any current or former Employee, director, officer, independent contractor or other service provider of any Entity to severance pay (or other compensation or benefits) or any increase in severance pay (or other compensation or benefits), (ii) accelerates the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of any compensation or benefits under, or increase the amount payable or result in any other material obligation pursuant to, any of the Employee Plans, (iii) limits or restricts the right of the Company or any of its Subsidiaries or their successors to merge, amend or terminate any of the Employee Plans, or (iv) entitles the recipient of any payment or benefit to receive

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a “gross up” payment or indemnity for any income or other taxes that might be owed with respect to such payment or benefit.

5.26.      Company Parent.  (a) Company Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now conducted and is in good standing (to the extent such concept is recognized under applicable Law) in each jurisdiction where the ownership, lease or operation of its properties or the conduct of its business so requires, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect.

(b)          Company Parent (i) has not engaged previously, and does not engage, in any business or operations except for holding the Company Shares and (ii) as of the Closing does not have any employees or assets of any kind other than the Company Shares and does not have any Liabilities of any kind.

(c)          The Company Parent Interests (i) constitute all of the authorized and issued limited liability interests of Company Parent and there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the Company Parent Interests and (ii) are owned by Seller free and clear of all 363 Interests.

(d)          Seller has made available to Purchaser true and complete copies of each of the constituent documents and operating agreements of Seller, Seller Parent and Company Parent and none of Seller, Seller Parent or Company Parent is in default or in violation in any material respect of any provision set forth therein.

(e)          On January 23, 2015, Seller and Seller Parent consummated the Company Parent Transfer in accordance with their respective constituent documents and applicable Law pursuant to the transfer documentation provided to Purchaser prior to the date hereof.

5.27.      No Other Representations or Warranties.  Except for the representations and warranties contained in this Article 5, Seller makes no other express or implied representation or warranty with respect to the Business, the Entities, the Company Parent Interests or the transactions contemplated by this Agreement, and Seller disclaims any other representations or warranties, whether made by Seller, any Affiliate of Seller or any of Seller or its Affiliates’ respective officers, directors, employees, agents or representatives.  Seller makes no representations or warranties to Purchaser regarding the probable success or profitability of the Entities.  The disclosure of any matter or item in any schedule hereto will not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would

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reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect.

6. REPRESENTATIONS AND WARRANTIES OF PURCHASER

  Purchaser hereby represents and warrants to Seller that:

6.1.       Organization.  Purchaser is an entity duly organized, validly existing and in good standing under the laws of the state of its incorporation, has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and is in good standing (to the extent such concept is recognized under applicable Law), in each jurisdiction where the ownership, lease or operation of its properties or the conduct of its business so requires, except where the failure to be in good standing would not, individually or in the aggregate, reasonably be expected to result in a Purchaser Material Adverse Effect.

6.2.       Authorization of Agreement.  Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Purchaser.  This Agreement and each Ancillary Agreement has been duly and validly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other Parties hereto) this Agreement and each Ancillary Agreement constitute legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its respective terms, subject to General Enforceability Exceptions.

6.3.       Conflicts; Consents of Third Parties.  (a)  The execution and delivery by Purchaser of this Agreement and each Ancillary Agreement, the consummation of the transactions contemplated hereby and thereby, or compliance by Purchaser with any of the provisions hereof or thereof do not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation, the creation or acceleration of any obligation or change of any rights or the incurrence of any Encumbrances, under any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of Purchaser, (ii) any Contract or Permit to which Purchaser is a party or by which any of the properties or assets of Purchaser are bound, (iii) any Order of any Governmental Authority applicable to Purchaser or any of the properties or assets of Purchaser, or (iv) any applicable Law, other than, in the case of subsections (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not reasonably be expected to result, individually or in the aggregate, in a Purchaser Material Adverse Effect.

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(b)          No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of Purchaser in connection with the execution and delivery of this Agreement and any Ancillary Agreement, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by Purchaser of any other action contemplated hereby or thereby, except for (i) the Company Approvals and (ii) such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications, the failure of which to obtain or make would not reasonably be expected to result, individually or in the aggregate, in a Purchaser Material Adverse Effect.

6.4.       Litigation.  There are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened against Purchaser, or to which Purchaser is otherwise a party before any Governmental Authority, which, if adversely determined, would reasonably be expected to result, individually or in the aggregate, in a Purchaser Material Adverse Effect.  Purchaser is not subject to any Order of any Governmental Authority except to the extent the same would not reasonably be expected to result, individually or in the aggregate, in a Purchaser Material Adverse Effect.

6.5.       Broker’s or Finder’s Fee.  Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder or other agent with respect to the transactions contemplated by this Agreement for which Seller or any of its Affiliates could become liable or obligated.

6.6.       Financial Capability.  Purchaser has and will have at the Closing sufficient funds available to pay the Estimated Purchase Price and any expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement.  Purchaser’s obligations to complete the transactions contemplated hereby are not dependent upon or conditioned on receipt of financing.

6.7.       Investigation.  Purchaser acknowledges and agrees that it has made its own inquiry and investigation into the Entities, the Company Parent Interests, the business and the assets and liabilities of the Entities, the transactions contemplated by this Agreement and any other rights or obligations to be transferred, directly or indirectly, pursuant to this Agreement.  Purchaser further acknowledges and agrees that the only representations and warranties made by Seller or any of its Affiliates are the representations and warranties expressly set forth in Article 5.  Purchaser acknowledges that, except for the representations and warranties expressly set forth in Article 5, the assets and businesses of the Entities, as a result of the purchase and sale of the Company Parent Interests, are being transferred on a “where is” and, as to condition, “as is” basis.

6.8.       No Other Representations or Warranties.  Except for the representations and warranties contained in this Article 6, Purchaser makes no

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other express or implied representation or warranty in connection with this Agreement or any Ancillary Agreement or the transactions contemplated by this Agreement, and Purchaser disclaims any other representations or warranties, whether made by Purchaser, any Affiliate of Purchaser, or any of Purchaser or its Affiliates’ respective officers, directors, employees, agents or representatives.

7. COVENANTS

7.1.       Access to Information.  Before the Closing Date, Purchaser will be entitled, through its officers, employees and representatives (including its legal advisors and accountants), to make such investigation of, and have access to, the employees, properties, businesses and operations of the Entities and their Affiliates and such examination of the books and records of the Entities and their Affiliates as it reasonably requests and to make extracts and copies of such books and records.  Any such investigation, access or examination, and all communications with any Entity or Affiliate of an Entity and their respective representatives, will be coordinated through representatives designated by Seller.  Any such investigation, access and examination will be conducted upon reasonable notice and under reasonable circumstances during regular business hours and will be subject to restrictions under applicable Law.  Seller will cause the officers, Employees, consultants, agents, accountants, attorneys and other representatives of the Entities and their Affiliates to cooperate with the reasonable requests of Purchaser and its representatives in connection with such investigation, access and examination, and Purchaser and its representatives will cooperate with the Entities and their Affiliates and their respective representatives and will use its reasonable efforts to minimize any disruption to the Entities’ and their Affiliates’ business.  No such investigation, access or examination will be permitted to the extent that it would require any Entity or Affiliate of an Entity to (a) disclose information subject to attorney-client privilege, (b) violate any confidentiality obligations to which any Entity or Affiliate of an Entity is bound if Seller or the applicable Entity or Affiliate of such Entity, as applicable, will have used commercially reasonable efforts to obtain the consent of such third party to such investigation, access or examinations, or (c) in the event there is an Auction, disclose information regarding any bids, the identity of any bidder, confidentiality or non-disclosure agreements, letters of intent, expressions of interest or other proposals received in connection with transactions comparable to those contemplated by this Agreement or any information or analysis relating to any such communications. No later than 15 days following the date of this Agreement, Seller will deliver to Purchaser a schedule listing all Leased Property and setting forth the amount of rent due and payable under each Leased Property. Before the Closing Date, without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed), Purchaser will not contact any suppliers to, or customers of, any Entity regarding the transactions contemplated by this Agreement.  Nothing contained herein is intended to modify or terminate the Non-Disclosure Agreement, which, until the Closing, will remain in full force and effect and applicable to Protected Information (as defined in the Non-Disclosure Agreement) provided to Purchaser

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and its representatives hereunder or in connection herewith. Notwithstanding anything in this Section 7.1 to the contrary, with respect to Purchaser’s rights to access and information from Affiliates of the Entities (other than Company Parent and the Entities) pursuant to this Section 7.1, Purchaser will have such rights only to the extent its request for access or information is related to the Employees, properties, businesses or operations of the Entities.  For the avoidance of doubt, the term “Affiliates,” as used in this Section 7.1, does not include the shareholders of NII Holdings, Inc. or any creditors of the Debtors.

7.2.       Conduct of the Business Pending the Closing.  (a)  From the date of this Agreement until the Closing Date or, if earlier, the termination of this Agreement, except (i) as set forth on Section 7.2(a) of the Seller Disclosure Schedule, (ii) as required by applicable Law (in which case, Seller will promptly notify Purchaser of any such condition), (iii) as otherwise expressly provided by this Agreement, or (iv) with the prior written consent of Purchaser (which may not be unreasonably withheld, conditioned or delayed), Seller will cause each Entity to:

(A)         conduct its business in the Ordinary Course of Business (as conducted since January 1, 2014); and

(B)         use its commercially reasonable efforts to preserve its present business operations, organization and goodwill and maintain existing relations with Governmental Authorities, customers, suppliers and other persons with whom they have material commercial relationships and keep available the services of their present Employees and agents, in each case, in all material respects.

(b)          From the date of this Agreement until the Closing Date or, if earlier, the termination of this Agreement, except (i) as set forth on Section 7.2(b) of the Seller Disclosure Schedule, (ii) as required by applicable Law (in which case, Seller will promptly notify Purchaser of any such condition), (iii) as otherwise expressly provided by this Agreement, or (iv) with the prior written consent of Purchaser (which may not be unreasonably withheld, conditioned or delayed with respect to the matters in clauses (F), (I), (Q), (R) or, to the extent related thereto, (U) of this Section 7.2(b)), Seller will not permit any of the Entities (which will include for purposes of clause (S) of this Section 7.2(b) Company Parent) to:

(A)         declare, set aside, make or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) in respect of its shares or other securities (including repayment of future capital contribution rights (aportaciones para futuros aumentos de capital)) or repurchase, redeem or otherwise acquire any outstanding shares or other securities of, or other ownership interests in, any Entity;

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(B)         (1) split, combine, subdivide or reclassify its shares or other securities, (2) transfer, issue, sell, pledge, grant, encumber or dispose of any shares or other securities of any Entity or grant options, warrants, calls or other rights to purchase or otherwise acquire shares or other securities of any Entity, or (3) enter into any agreement with respect to the voting of its shares or other securities;

(C)         effect any recapitalization, reclassification or like change in its capitalization or voluntarily adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Entity;

(D)         amend its certificate of incorporation or by-laws or other organizational documents;

(E)         enter into a Contract imposing non-competition, “most-favored nation” status, exclusivity or similar restrictions on the Business or requiring any Entity to effect material changes on the Business or, other than in the Ordinary Course of Business (as conducted since January 1, 2014), or enter into, terminate or modify (1) any Contract with Seller or any of its Affiliates or (2) any Contract that would have been a Material Contract if entered into prior to the date hereof;

(F)         (1)  increase the compensation or benefits of any directors or Employees, other than promotions, changes in positions, annual increases in salary or wages for non-officer Employees by no more than two percent in the aggregate in the Ordinary Course of Business (as conducted since January 1, 2014), (2) grant or pay any bonus, severance or new benefit or other compensation to any of its directors or Employees, provided that the Company and its Subsidiaries may pay annual cash bonuses with respect to the year 2014 or 2015 in the Ordinary Course of Business (as conducted since January 1, 2014) based on actual performance, (3) materially increase the coverage or benefits available under any (or create any new) Employee Plan or otherwise modify or amend or terminate any Employee Plan (or communicate in writing any intention to take such action), except, in each case, as required by applicable Law from time to time in effect or by the terms of any Employee Plan as of the date hereof, (4) take any action to accelerate the vesting or payment, or fund or secure the payment, of any amounts under any Employee Plan, (5) transfer the employment or service location of any individual to, or hire any individual to work at, a location in the United States, or (6) incur any charge, expense or other obligation under the Related Party Contract set forth on Schedule 7.2(b)(F);

(G)         subject any of its properties or assets (whether tangible or intangible and including any of the Shares) to an Encumbrance, except for the incurrence of Permitted Encumbrances in the Ordinary Course of Business (as conducted since January 1, 2014);

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(H)       make any loans, advances, guarantees or capital contributions to or investments in any Person (other than (1) to the Entities or (2) advances to Employees, agents, consultants, accountants, service providers or representatives of any Entity in the Ordinary Course of Business (as conducted since January 1, 2014) and not in excess of MXN$75,000 for each advance and MXN$100,000 in the aggregate to any single such Person;

(I)         incur any Indebtedness for borrowed money other than (1) Indebtedness in an aggregate amount less than MXN$150,000,000, (2) Indebtedness associated with the conversion into debt of above 90 days past due supplier account payables, or (3) Indebtedness that is refinancing existing Indebtedness with Indebtedness maturing between the date of this Agreement and the Closing Date, in the case of clauses (1) and (3), only to the extent of Indebtedness (x) repayable at the option of the borrower without penalty or premium, (y) on terms reasonably acceptable to Purchaser and (z) in respect of which Seller has provided Purchaser with prior notice specifying the intended use of proceeds;

(J)         make or authorize any accrual or commitment for capital expenditures (excluding accruals or commitments that are fully used or spent before the Closing Date), in each case, in excess of 120% of the budgeted quarterly amounts under the 2015 Budget;

(K)        (1) purchase, lease or otherwise acquire any material properties, rights, spectrum or other assets, in each case, other than in the Ordinary Course of Business (as conducted since January 1, 2014), or (2) sell, assign, license, transfer, lease, mortgage, pledge, surrender, encumber, divest, cancel, abandon or fail to exercise any available rights to avoid the lapse or expiration of, or otherwise dispose of any of its material operations, properties, rights (including any rights in respect of transmission towers owned or leased by the Entities), product lines, spectrum, businesses, Intellectual Property, Company Telecommunication Licenses or assets (except sales of inventory to customers in the Ordinary Course of Business (as conducted since January 1, 2014) or sales of obsolete or worthless assets or inventory);

(L)         other than in the Ordinary Course of Business (as conducted since January 1, 2014), cancel or compromise any material debt or claim or waive or release any material right of any Entity;

(M)         enter into or agree to enter into any merger or consolidation with any corporation or other entity;

(N)         other than short-term financial investments made in the Ordinary Course of Business (as conducted since January 1, 2014), acquire the securities of any other Person;

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(O)         change the accounting methods, practices or procedures applicable to the Entities, except as required by Mexican NIF or applicable Law;

(P)         (1) enter into any line of business in any geographic area other than the current lines of business of the Entities and products and services reasonably ancillary thereto, (2) except as currently conducted, engage in the conduct of any business in any state that would require the receipt of a new or transfer of an existing Company Telecommunication License (other than renewals or replacements of any existing Company Telecommunication License), or (3) conduct any business operations outside of Mexico (excluding pursuant to customary roaming arrangements);

(Q)         assign, transfer, sell, lease, voluntarily forfeit, cancel, surrender, abandon or fail to undertake reasonable best efforts to defend any Permit or Telecommunications License;

(R)         settle any action before or threatened to be brought before a Governmental Authority for an amount in excess of MXN$15,000,000 individually and MXN$75,000,000 in the aggregate;

(S)         make or change any material Tax election, change any method of Tax accounting, settle or otherwise finally resolve any dispute with respect to a material amount of Tax or file a claim for any refund of Tax outside the Ordinary Course of Business for claiming such refunds;

(T)         use infrastructure network technologies or billing systems other than their existing network technologies and billing systems or other network technologies and billing systems disclosed to Purchaser prior to the date hereof; or

(U)         commit or agree to do anything prohibited by this Section 7.2.

(c)          From the date of this Agreement until the Closing Date or, if earlier, the termination of this Agreement, except as expressly contemplated by this Agreement, Seller Parent and Seller will (i) not transfer, sell, pledge, grant, encumber or dispose of, and cause Company Parent and the Uruguay Subsidiary not to issue, any Company Parent Interests or other equity interests in Company Parent or the Uruguay Subsidiary or grant options, warrants, calls or other rights to purchase or otherwise acquire any such Company Parent Interests or other equity interests or enter into any agreement with respect thereto and (ii) cause Company Parent and the Uruguay Subsidiary not to (A) split, combine or subdivide its Company Parent Interests or other equity interests, (B) effect any recapitalization, reclassification or like change in its capitalization or voluntarily adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, (C) amend its organizational documents

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or operating agreement, (D) engage in any business or operations other than, in the case of Company Parent, holding the Company Shares, or (E) acquire any assets, hire employees or incur any Liabilities. Seller will cause Company Parent to transfer all equity interests in the Uruguay Subsidiary to Seller (the “Uruguay Divestiture”) prior to Closing.

(d)          From the date of this Agreement until the Closing Date or, if earlier, the termination of this Agreement, (i) Seller and Seller Parent will contribute cash to the Entities in amounts sufficient for the Entities to conduct their business in the Ordinary Course of Business and in accordance with this Agreement and (ii) no later than the tenth Business Day after the end of each 2015 Budget Month and each calendar quarter that ends during the 2015 Budget Period, Seller will deliver a certificate signed on behalf of Seller by an authorized officer of Seller to Purchaser setting forth the amounts of Qualifying Capital Expenditures and Qualifying Sales and Marketing Expenditures made by the Entities and the amount of cash contributions made by Seller and Seller Parent to the Entities, in each case during such 2015 Budget Month or calendar quarter, as applicable, and, at the request of Purchaser, furnish or provide Purchaser access to, supporting documentation sufficient to support Purchaser’s review of such certificate.

7.3.        Third Party Consents.  Seller will use (and Seller will cause each of the Entities to use) reasonable best efforts, and Purchaser will use commercially reasonable efforts to cooperate with Seller and each of the Entities, to obtain at the earliest practicable date all Third Party Consents and any other approvals, consents, acknowledgments or waivers required or advisable to be obtained from any third party that is not a Governmental Authority in order to consummate the transactions contemplated hereby; provided, however, that, subject to Section 7.8, in no event will Seller grant, or permit any of its Affiliates to grant, any concession by any Entity in connection with obtaining any such consents, acknowledgments or waivers.

7.4.        Governmental Approvals.  (a)  On the terms and subject to the conditions set forth in this Agreement (including Section 7.4(b)), each of Purchaser and Seller will (and Seller will cause each of the Entities to) cooperate with each other and use its reasonable best efforts to take such action as may be required to obtain the Company Approvals and any other Governmental Approvals as promptly as practicable after the execution of this Agreement and to avoid the entry of any Law or Order that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement (it being understood that nothing contained in this Agreement will require Purchaser or any of its Subsidiaries to reach any agreements or understandings in connection with obtaining any Governmental Approval prior to the Termination Date).  In furtherance of the foregoing, following the date hereof, on the terms and subject to the conditions set forth in this Agreement (including Section 7.4(b)), each of the Parties will (and Seller will cause each of the Entities to) use its reasonable best efforts to (i) make or cause

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to be made all filings or applications required of each of them or their respective Affiliates to obtain the Company Approvals as promptly as practicable, and in any event within 20 calendar days after the date hereof, (ii) comply at the earliest practicable date with any request under any Regulatory Statutes for additional information, documents or other materials received by either of them or any of their respective subsidiaries from the IFETEL, the CFC or any other Governmental Authority in respect of such filings or applications, and (iii) cooperate with each other in connection with any such filings or applications (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing or non-applying Parties before filing or submitting an application and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any relevant Governmental Authority with respect to any such filing or application.  Each Party will promptly inform the other Party of any material oral communication with, and provide copies of material written communications with, any Governmental Authority regarding any such filings or applications.  Neither Party will participate, or permit any of its Affiliates or advisors to participate, in any formal meeting with any Governmental Authority in respect of any filings, applications, investigation (including any proposed investigation), litigation or other inquiry related to the transactions contemplated by this Agreement (other than any such meetings (or the portions thereof) not exclusively related to the transactions contemplated by this Agreement), unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives such other Party the opportunity to attend and participate in such meeting.  Seller and Purchaser may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.4 as “outside counsel only.”  Such materials and the information contained therein will be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient, unless express written permission is obtained in advance from the source of the materials.  Subject to applicable Laws, Purchaser will have the right to direct all matters with any Governmental Authority consistent with its obligations hereunder.

(b)          Nothing in this Agreement will require, or be construed to require, Purchaser or any of its Affiliates to take or refrain from taking any action (including any divestiture, holding separate any business or assets or other similar action) or to agree to any restriction or condition relating to any assets, operations, business or the conduct of business of (i) Purchaser or any of its current or future Affiliates or (ii) any Entity, except, in the case of clause (ii) only, for any such restriction or condition that would not, individually or in the aggregate, reasonably be expected to result in a Seller Material Adverse Effect (disregarding the provisos set forth in the definition thereof) (the occurrence of any matter specified in clause (i) or clause (ii) above will constitute an “Adverse Regulatory Condition”).

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(c)          Nothing in this Agreement will require, or be construed to require,  Purchaser or any of its Affiliates to alter, abandon or not pursue any business initiatives or transactions with any other Person, including any acquisition of other Telecommunication Licenses or spectrum rights (or businesses or Persons that own such Telecommunication Licenses or rights) and participation in any auction of additional spectrum and Seller will not, and will cause each of its Affiliates not to, (i) take any actions in respect of any approvals of which Seller or any of its Affiliates has Knowledge that Purchaser or any of its Affiliates may have pending during the pendency of this Agreement with Mexican Governmental Authorities with respect to any such business initiatives or transactions that would reasonably be expected to delay or impair Purchaser’s or its Affiliates’ ability to obtain such approvals or result in the imposition of any adverse term, condition, restriction or consequence in respect thereof or (ii) file petitions, pleadings or claims, or take any positions with respect to any investigation, proceeding, bid or auction or similar process before any Governmental Authority (including, without limitation, with respect to any Telecommunication Licenses or spectrum rights) that would be inconsistent with the terms of this Agreement and the transactions contemplated by this Agreement or with the positions taken by Purchaser and its Affiliates before Governmental Authorities of which Seller or any of its Affiliates has Knowledge.

7.5.       Regulatory Compliance.  (a)  During the period from the date of this Agreement to the Closing, Seller will, and will cause each of the Entities to, undertake reasonable best efforts to (i) take all actions reasonably necessary to maintain and preserve the Company Telecommunication Licenses and (ii) refrain from taking any action that would reasonably be expected to give any Governmental Authority with jurisdiction over Seller or any of the Entities reasonable grounds to suspend, revoke or modify any Company Telecommunication License in any adverse manner (other than in any de minimis respect).

(b)          Prior to the Closing, Seller will, and will cause each of the Entities to, use reasonable best efforts to renew material Permits and the Company Telecommunications Licenses, including preparing and filing with the applicable Governmental Authority all necessary applications in connection therewith as soon as reasonably practicable after the commencement of the period during which such applications may be made; provided that none of the Entities will apply for any Permit or Telecommunications License (other than renewals or replacements of the Company Telecommunication Licenses) the receipt of which would, individually or in the aggregate, reasonably be expected to prevent, materially impair or materially delay consummation of the transactions contemplated in this Agreement.

7.6.       Further Assurances.  Subject to the other provisions of this Agreement (including Sections 7.3 and 7.4(b)), each Party will, and Seller will cause each Entity to, use its reasonable best efforts to (a) take all actions necessary or appropriate to consummate the transactions contemplated by this

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Agreement and (b) cause the fulfillment at the earliest practicable date of all of the conditions to its respective obligations to consummate the transactions contemplated by this Agreement.

7.7.       Publicity.  (a)  The initial press releases concerning this Agreement and the transactions contemplated hereby will be in substantially the forms previously agreed by the Parties.  Neither of the Parties will issue any press release or otherwise make any similar public announcement concerning this Agreement or the transactions contemplated hereby that in any material respect is inconsistent with or contains disclosures concerning this Agreement or the transactions contemplated hereby in addition to its initial press release without obtaining the prior written approval of the other Party, which approval will not be unreasonably withheld, conditioned or delayed, unless disclosure is otherwise required by applicable Law, stock exchange rules or by the Bankruptcy Court, provided, however, that the Party intending to make such release or announcement uses its reasonable best efforts consistent with such applicable Law, stock exchange rules or Bankruptcy Court requirement to consult in advance with the other Party with respect to the text thereof and to give the other Party a reasonable opportunity to comment thereon.

(b)          Seller and Purchaser will cooperate in developing language for a program of communications or notices relating to the transfer of ownership to be sent to customers of the Entities and Employees on or after the date of this Agreement and prior to the Closing.  Neither Purchaser nor Seller will, and will cause its respective Affiliates to not, send any communications or notices (other than bills and materials reasonably ancillary thereto, advertisements or other promotional materials, administrative notices or other correspondence in the Ordinary Course of Business and not making reference to the transactions contemplated by this Agreement, Purchaser, or its Affiliates) to customers of the Entities or Employees on or after the date of this Agreement and prior to the Closing without the prior approval of the other party (not to be unreasonably withheld, conditioned or delayed).

7.8.       Certain Agreements.  Prior to Closing, Seller will obtain each of the amendments or terminations set forth on Schedule 7.8(iii) (the “Section 7.8 Terminations”). From and after the date hereof, Seller will use (and until the Closing Seller will cause each of the Entities to use) reasonable best efforts, and, to the extent reasonably requested by Seller, Purchaser will use commercially reasonable efforts to cooperate with Seller and each of the Entities, to obtain at the earliest practicable date each of the assignments, terminations or consents set forth on Schedule 7.8(i) and (ii) (the “Section 7.8 Instruments”). If any Section 7.8 Instrument set forth on Schedule 7.8(i) or (ii) is not executed and delivered to Purchaser at or prior to Closing, then, from and after the Closing until such time as such Section 7.8 Instrument is executed by each party thereto and delivered to Purchaser, (a) Seller will provide and will cause its Affiliates to provide the Entities with the services and other benefits under each Contract to which such Section 7.8 Instrument relates, to the extent the applicable Entities received such

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benefits in the ordinary course prior the date hereof, without any additional costs or expenses to the Entities, except for any such costs or expenses the Entities would have incurred pursuant to such Contract if such Section 7.8 Instrument had been obtained prior to Closing, and (b) the Entities receiving such services and other benefits will comply with and otherwise perform under such Contracts in the same manner as they did in the ordinary course prior the date hereof.  Until such time that the applicable Section 7.8 Instrument or Section 7.8 Termination related to any Contract set forth on Schedule 7.8 is obtained, Seller will not, and will cause its Affiliates not to, terminate or modify any of such Contracts.

7.9.       Preservation of Records.  Seller and Purchaser agree that each of them will preserve and keep the records held by it or their Affiliates relating to the Entities and their business for a period of at least seven years from the Closing Date (except as provided below) and will make, upon reasonable notice and during regular business hours, such records and personnel available to the other to the extent reasonably required by such party in connection with any insurance claims by, Legal Proceedings or tax audits against or governmental or internal investigations of Seller or Purchaser or any of their Affiliates, provided, however, that (i) the access to such records will not unreasonably interfere with the business or operations of Purchaser or Seller, as applicable, or any of their Affiliates, (ii) the access to such records will not be permitted to the extent that it would require Purchaser or Seller, as applicable, or any of their Affiliates, to (A) disclose information subject to attorney-client privilege or (B) violate any confidentiality obligations to which Purchaser or Seller, as applicable, or any of their Affiliates, is bound if the applicable Person shall have used commercially reasonable efforts to obtain the consent of the applicable third party to grant access to such records, and (iii) Seller or Purchaser, as applicable, will reimburse the other Party and its Affiliates for any reasonable and documented out-of-pocket expenses incurred in connection with such access.  If Seller or Purchaser wishes to destroy such records before the end of such seven-year period, such Party will first give 60 days prior notice to the other and such other Party will have the right at its option and expense, upon prior notice given to such Party within such 60-day period, to take possession of the records within 90 days after the date of such notice.

7.10.     Confidentiality.  (a)  For a period of two years from and after the later of (i) the Closing Date and (ii) the provision of information, knowledge or data by Purchaser or its Affiliates to Seller or its Affiliates pursuant to Section 7.9, Seller and each of its Affiliates will treat as confidential and will safeguard any and all information, knowledge and data about the Entities and the Business by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such information, knowledge and data as Seller or its Affiliates used with respect thereto prior to the execution of this Agreement.  Effective upon the Closing, the confidentiality obligations under the Non-Disclosure Agreement will terminate.

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(b)          For a period of two years from and after the date hereof, each of Seller and Purchaser will, and will cause (or, with respect to third-party representatives, use commercially reasonable efforts to cause) each of its Affiliates and representatives to, treat as confidential and safeguard each Transaction Agreements and the terms and conditions thereof using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized dissemination or disclosure of such confidential information.  Notwithstanding the foregoing, either party hereto or its Affiliates or representatives may disseminate or disclose such confidential information and will not be liable with respect to such dissemination or disclosure (i) to such party’s officers directors, employees, agents, Affiliates, attorneys or advisors or other representatives; (ii) to the extent such dissemination or disclosure is requested or required by Law, by legal process (including pursuant to the assertion of such party’s or any of its Affiliates’ legal rights under any Transaction Agreements), or by regulatory process or request; or (iii) to the extent such dissemination or disclosure is reasonably necessary for purposes of compliance by such party or any of its Affiliates with Tax or regulatory reporting requirements; provided, however, that in the case of any disclosure to the Persons in clause (i) above, the parties hereto or their Affiliates or representatives (as applicable) will exercise their commercially reasonable efforts to preserve the confidentiality of such information disclosed.

(c)          Notwithstanding clauses (a) and (b) of this Section 7.10, nothing contained in the Transaction Agreements will be deemed to prohibit Purchaser or Seller, or any of their respective Affiliates, from disclosing any information as may be required, based on the advice of legal counsel, under the Bankruptcy Code or the Bankruptcy Rules or any legal process before, or any order of, any Governmental Authority.

7.11.      Trademark License Agreement.  During the term of the Trademark Sublicense Agreement and any period provided pursuant to Section 2.4 thereof (in each case, as amended by the Amendment to the Trademark Sublicense Agreement), Seller will, and will cause NII Holdings, Inc. to, (i) maintain the Trademark License Agreement in full force and effect and (ii) not amend, modify or otherwise waive any provision of the Trademark License Agreement in any manner that would adversely affect the rights of the Company or any of its Subsidiaries under the Trademark Sublicense Agreement.  Except as prohibited by applicable Law, from and after the date hereof until the Closing Date, to the extent reasonably requested by Purchaser, Seller will cause the Entities to cooperate with Purchaser in connection with winding down use of the Trademarks that are sublicensed to the Company pursuant to the Trademark Sublicense Agreement; provided that, for the avoidance of doubt, this Section will not obligate Seller or the Entities to take any steps to begin winding down such Trademarks.

7.12.      Certain Employees and Plans.  (a)  With respect to any Employee who is employed by any Entity but whose job is not primarily related to the

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Business, prior to the Closing, Seller will, or will cause its Affiliates to, take all necessary actions to transfer such Employee’s employment to Seller or one of its Affiliates other than any Entity or Company Parent (or terminate their employment).  Seller will be responsible for any severance obligations that arise as a result of such transfer (or termination).

(b)          At least 30 days prior to the Closing, Seller will, or will cause its Affiliates to, take all actions necessary to terminate the Employee Plan set forth on Schedule 7.12(b) (the “Terminated Plan”) and provide notice of such termination to the Employees and appropriate Governmental Authorities to the extent required by Law.

(c)          For the avoidance of doubt, the provisions of this Agreement are intended to be for the sole benefit of, and will be enforceable by, the Parties hereto, and nothing in this Section 7.12 or elsewhere in this Agreement, whether express or implied, will create any third-party beneficiary or other rights in any other Person, including any current or former employee or any dependent or beneficiary thereof.  Nothing contained herein, express or implied (i) will be construed to establish, amend or modify any benefit plan, program, agreement or arrangement of Purchaser or any of its Subsidiaries or (ii) will alter or limit the ability of Purchaser or any of its Subsidiaries to amend, modify or terminate any Employee Plan, or other benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by Purchaser or any of its Subsidiaries.  The Parties acknowledge and agree that the terms set forth in this Section 7.12 will not create any right for any employee to any continued employment or engagement with Seller or any of its Subsidiaries or with Purchaser or any of its Subsidiaries.

7.13.      Financing Cooperation.  If requested by Purchaser in writing, Seller will, and will cause each of the Entities to, use its respective commercially reasonable efforts to take any actions and provide any cooperation reasonably requested by Purchaser in connection with the payment of the Pay-Off Amount or obtaining the Pay-Off Letters.

7.14.      Seller Disclosure Schedule.  Seller may, at its option, include in the Seller Disclosure Schedule items that are not required to be included in order to avoid any misunderstanding, and such inclusion, or any references to Dollar amounts, will not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.  Information provided in one Section of the Seller Disclosure Schedule will suffice, without repetition or cross reference, as a disclosure of such information in any other Section of the Seller Disclosure Schedule to which its relevance is reasonably apparent on its face.

7.15.     Extension Financing.  If, as of August 31, 2015, the Closing has not occurred and this Agreement has not been terminated, Seller and Purchaser will

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discuss in good faith Seller’s financing needs with respect to the Entities, if any, and consider possible financing alternatives, provided, however, that neither Seller nor Purchaser will have any obligations to provide or accept any financing to or from the other, provided that this Section 7.15 will not obligate Seller or its Affiliates to enter into any financing arrangement with Purchaser or any other third party.

7.16.     Transition Services.  The Parties agree that the applicable schedules to the Transition Services Agreement will include at least all services that were provided by Seller or any of its Affiliates (other than the Entities and Company Parent) or its or their third party service providers to the Entities or Company Parent, or by the Entities or Company Parent or their third party service providers  to Seller or any of its Affiliates (other than the Entities and Company Parent), in each case, during the three-month period prior to the date hereof and that are reasonably required for the operation of the respective businesses of the applicable service recipients under the Transition Services Agreement after the Closing, provided, however, that, to the extent a third party service provider is obligated at the time of the Closing to provide the services contemplated by this Section directly to the applicable service recipients (whether as a result of an assignment of an agreement to the applicable service recipient or pursuant to an agreement entered into between such third party service provider and the applicable service recipient after the date hereof and before the Closing), such services will be provided pursuant to such agreement and not pursuant to the Transition Services Agreement.  From and after the date hereof and prior to the Closing Date, each of Purchaser and Seller will (i) diligently and in good faith negotiate to identify all such services and develop and agree to full service descriptions for such services, and, once agreed, such descriptions will be set forth on the schedules to the Transition Services Agreement and (ii)  begin the process of negotiating in good faith the service fees for such services in accordance with the Agreed Methodology (as such term is defined in Exhibit D).  If for any reason, the Transition Services Agreement is not executed and delivered by the Closing, Seller, its Affiliates (other than the Entities and Company Parent) and Seller Successors and its and their third party service providers, to the extent permitted by applicable third party contracts (and to the extent not so permitted, pursuant to Section 2.2 of Exhibit D), and the Entities and their third party service providers, to the extent permitted by applicable third party contracts (and to the extent not so permitted, pursuant to Section 2.2 of Exhibit D), will provide such services to the applicable service recipient on the terms set forth in Exhibit D until such time as the Transition Services Agreement has been executed and delivered, and Purchaser and Seller will continue to use their respective commercially reasonable efforts to negotiate and finalize the Transition Services Agreement until it is executed and delivered.

8. CONDITIONS TO CLOSING

8.1.       Conditions Precedent to Obligations of Purchaser.  The obligation of Purchaser to consummate the transactions contemplated by this Agreement is

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subject to the fulfillment, on or before to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a)          (i) the representations and warranties of Seller set forth in Section 5.23 (Absence of Certain Changes) shall be true and correct in all respects on the date of this Agreement, (ii) the representations and warranties of Seller set forth in Section 5.7 (Title to Shares) and Section 5.26(b)(ii) and (c) (Company Parent) shall be true and correct in all respects (A) on the date of this Agreement and (B) as of the Closing Date as if given as of such date (except to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct in all respects as of such date), (iii) the Seller Fundamental Representations (other than the representations and warranties set forth in Section 5.7 (Title to Shares) and Section 5.26(b)(ii) and (c) (Company Parent)) and the representations and warranties of Seller set forth in Section 5.22 (Certain Conduct; Sanctions) (read for purposes of this Section 8.1(a) without any materiality or Seller Material Adverse Effect qualification or any similar qualification) shall be true and correct in all material respects (A) on the date of this Agreement and (B) at the Closing as if given as of such date (except to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct in all respects as of such date), (iv) all other representations and warranties of Seller set forth in this Agreement shall be true and correct (A) on the date of this Agreement and (B) at the Closing as if given as of such date (except to the extent that any such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct as of such date), provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.1(a)(iv) shall be deemed to have been satisfied even if any representations and warranties of Seller are not so true and correct unless the failure of such representations and warranties of Seller to be so true and correct (read, for purposes of this Section 8.1(a)(iv) without any materiality or Seller Material Adverse Effect qualification or any similar qualification), individually or in the aggregate, has had or would reasonably be expected to result in a Seller Material Adverse Effect, and (v) Purchaser shall have received a certificate signed by an authorized officer of Seller, dated as of the Closing Date, to the foregoing effect;

(b)          Seller and Seller Parent shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Seller or Seller Parent on or before the Closing Date, and Purchaser shall have received a certificate signed by an authorized officer of Seller, dated as of the Closing Date, to the foregoing effect;

(c)          the Bankruptcy Court shall have entered the Sale Order and the Bidding Procedures Order, and once entered, neither order shall have been

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(i) amended, modified or supplemented in any way without the Purchaser’s prior written consent or (ii) voided, reversed or vacated or subject to a stay, and each of the Bidding Procedures Order and the Sale Order shall be a Final Order;

(d)          Company Parent shall have Filed a notice of dismissal of its chapter 11 case in form and substance reasonably satisfactory to Purchaser (a “Notice of Dismissal”);

(e)          with respect to the chapter 11 case of Company Parent, (i) all fees of the U.S. Trustee shall have been paid in full and no amounts shall be due and owing to the U.S. Trustee following the Closing and (ii) all required reports shall have been Filed with the Bankruptcy Court;

(f)          the closing deliveries set forth in Section 4.2(a) – (o) shall have been delivered to Purchaser;

(g)         (i) all Governmental Approvals, the failure of which to obtain, individually or in the aggregate, would have or be reasonably expected to result in a Seller Material Adverse Effect, shall have been obtained and (ii) at Closing, no such Governmental Approvals or any Company Approvals (A) are subject to a written request for a stay or any similar written request that is pending, (B) are subject to a stay that is in effect or have been vacated, reversed, set aside, annulled or suspended, (C) are subject to any written petition for rehearing or reconsideration or written application for review that is pending, (D) are being reconsidered following applicable procedures by any Governmental Authority of competent jurisdiction that has undertaken in writing to reconsider the action on its own motion, or (E) are subject to any appeal that is pending (including other administrative or judicial review) or in effect, unless, in the case of the circumstances described in clause (A), (C) or (E), such circumstance would not reasonably be expected to result in (1) vacating, reversing, setting aside, annulling or suspending such Governmental Approval or (2) modifying such Governmental Approval in any manner that would impose any term, condition or consequence that would, individually or in the aggregate, reasonably be likely to have or result in an Adverse Regulatory Condition.  All Governmental Approvals that have been obtained shall have been obtained without the imposition of any term, condition, restriction or consequence that would, individually or in the aggregate with all other terms, conditions, restrictions or consequences imposed in connection with obtaining other Governmental Approvals, have, or reasonably be expected to result in, an Adverse Regulatory Condition;

(h)          since the date of this Agreement, there shall not have occurred any change, event, circumstance or development that, individually or in the aggregate, has had, or is reasonably expected to result in, a Seller Material Adverse Effect;

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(i)          there shall not be instituted or pending any suit, action or proceeding commenced by a Governmental Authority of competent jurisdiction which is seeking to (i) prohibit, limit, restrain or impair Purchaser’s ability to own operations, rights, product lines, businesses or interest therein of any Entity from and after the Closing or any of the assets, licenses, operations, rights, product lines, businesses or interest therein of any Entity (including by requiring any sale, divestiture, transfer, license, lease, disposition of or encumbrance or hold separate arrangement with respect to any such assets, licenses, operations, rights, product lines, businesses or interest therein), in each case, in a manner that would reasonably be expected to result in an Adverse Regulatory Condition, or (ii) prohibit or limit in any material respect Purchaser’s ability to vote, transfer, receive dividends or distributions or otherwise exercise full ownership rights with respect to the Company Parent Interests or any Shares;

(j)          the Corporate Records of the Company and its Subsidiaries delivered under Section 4.2(j) shall be complete in all material respects and updated as of the Closing Date to accurately reflect the capital structure set forth in Section 5.5(a) of the Seller Disclosure Schedule; and

(k)          each of the Third Party Consents, Section 7.8 Terminations and Section 7.8 Instruments listed on Schedule 8.1(k) shall have been executed by each party thereto and delivered to Purchaser and shall be in full force and effect.

8.2.       Conditions Precedent to Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or before the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable Law):

(a)          the representations and warranties of Purchaser contained in Article 6 shall be true and correct (i) on the date of this Agreement and (ii) at the Closing as if given as of such date (except to the extent that any such representation and warranty expressly speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.2(a) shall be deemed to have been satisfied even if any representations and warranties of Purchaser are not so true and correct unless the failure of such representations and warranties of Purchaser to be so true and correct (read for purposes of this Section 8.2(a) without any materiality or Purchaser Material Adverse Effect qualification or any similar qualification), individually or in the aggregate, has had or would reasonably be expected to result in a Purchaser Material Adverse Effect and Seller shall have received a certificate signed by an authorized officer of Purchaser, dated as of the Closing Date, to the foregoing effect;

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(b)          Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or before the Closing Date, and Seller shall have received a certificate signed by an authorized officer of Purchaser, dated as of the Closing Date, to the foregoing effect;

(c)          the Bankruptcy Court shall have entered the Sale Order, and the Sale Order shall not have been voided, reversed or vacated or made subject to a stay; and

(d)          the Closing deliveries set forth in Section 4.3 shall have been delivered to Seller or, where applicable in the case of the Closing deliveries set forth in Section 4.3(c), the other Persons specified therein.

8.3.       Conditions Precedent to Obligations of Purchaser and Seller.  The respective obligations of Purchaser and Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or before the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser and Seller in whole or in part to the extent permitted by applicable Law):

(a)          there shall not be in effect any Law or Order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

(b)          the Company Approvals shall have been obtained.

8.4.       Frustration of Closing Conditions.  Neither Purchaser nor Seller may rely on the failure of any condition set forth in Section 8.1 or Section 8.2 if such failure was the direct result of such Party’s material breach of this Agreement.

9. INDEMNIFICATION

9.1.       Survival.  The representations and warranties contained in this Agreement will survive the Closing and will remain in full force and effect until 5:00 p.m. local time in Mexico City, Mexico on the date that is the 12-month anniversary of the Closing Date (the “Release Date”), at which time they will terminate, except that (a) the Seller Fundamental Representations will survive the Closing and will remain in full force and effect indefinitely and (b) the Specified Representations will survive the Closing and will remain in full force and effect until 5:00 p.m. local time in Mexico City, Mexico, on the 24-month anniversary of the Closing Date.  The covenants and agreements contained in this Agreement that are to be performed in full prior to the Closing will survive the execution and delivery of this Agreement and the Closing and will thereafter terminate at 5:00 p.m. local time in Mexico City, Mexico, on the Release Date.  The covenants and agreements that are to be performed after the Closing will

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survive the Closing until performed in accordance with their terms.  The last day on which a representation and warranty or covenant or agreement survives pursuant to this Section 9.1 is referred to herein as the “End Date” with respect to such representation and warranty or covenant or agreement, provided that, the indemnification in Section 9.2(e) will survive until 60 days after the expiration of the relevant statute of limitations.  No claim for indemnification pursuant to this Article 9 may be brought following the applicable End Date.  Notwithstanding the foregoing, if on or prior to the applicable End Date, a Third Party Claim Notice or a Direct Claim Notice has been given to an Indemnifying Party, the applicable claim as set forth in such notice will survive until satisfaction or other resolution thereof and may be amended to allow for adjusted Damages based on substantially the same facts and circumstances giving rise to such claim.

9.2.       Indemnification by Seller.  From and after the Closing, Seller will indemnify and save and hold harmless Purchaser and its Affiliates and their respective officers and directors (collectively, the “Purchaser Indemnitees”) from and against any and all demands, claims, actions or causes of action, assessments, losses, damages (including diminution of value to the extent recoverable under the laws of the State of New York applicable to Contracts and consequential damages, to the extent reasonably foreseeable), liabilities, costs and expenses, including interest, penalties and reasonable and documented attorneys’ fees and expenses (“Damages”) resulting from, arising out of or incurred in connection with:  (a) any failure of any representation or warranty made by Seller to be true and correct as of the date of this Agreement or as of the Closing Date as if given as of such date (except to the extent that such representation and warranty speaks only as of a particular date, in which case, as of such date), (b) any nonfulfillment, violation or breach of any covenant or agreement made by Seller or Seller Parent in this Agreement, (c) Purchaser’s acquisition of the Company Parent Interests to the extent such Damages would not have resulted, arisen or been incurred had Purchaser acquired the Company Shares directly (instead of through the acquisition of the Company Parent Interests), (d) the Uruguay Subsidiary or the Uruguay Divestiture, and (e) the Terminated Plan (including the termination of the Terminated Plan in accordance with Section 7.12(b) and regardless of whether Damages arose prior to, at or after the Closing).  For the purposes of Section 9.2(a), with respect to any representation or warranty that is limited or qualified by any materiality or Seller Material Adverse Effect qualification or any similar qualification, the occurrence of any failure of such representation or warranty to be true and correct, and the amount of Damages subject to indemnification hereunder, will be determined as if any such qualifications were not contained therein; provided, however, that this sentence will not apply to (i) any such qualifications contained in the definition of any defined term used herein, (ii) the representations and warranties set forth in any of Section 5.8 (Financial Statements), Section 5.9 (Undisclosed Liabilities) or Section 5.13 (Material Contracts) and (iii) any such qualifications used for the purposes of defining the scope of items or matters required to be set forth on a list.

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9.3.       Indemnification by Purchaser.  From and after the Closing, Purchaser will indemnify and save and hold harmless Seller and its Affiliates and their respective officers and directors (collectively, the “Seller Indemnitees” and, together with the Purchaser Indemnitees, the “Indemnified Parties”) from and against any Damages resulting from, arising out of or incurred in connection with:  (a) any failure of any representation or warranty made by Purchaser to be true and correct as of the date of this Agreement or as of the Closing Date as if given as of such date (except to the extent that such representation and warranty speaks only as of a particular date, in which case, as of such date), and (b) any nonfulfillment, violation or breach of any covenant or agreement made by Purchaser in this Agreement.

9.4.       Indemnification Procedures.  (a)  If an Indemnified Party desires to assert any claim for indemnification provided for under this Article 9 in respect of, arising out of or involving a claim or demand made by any Person (other than a Party or Affiliate thereof) against the Indemnified Party (a “Third Party Claim”), such Indemnified Party will notify Purchaser or Seller, as the case may be (the “Indemnifying Party”), in writing of such Third Party Claim, including the amount or the estimated amount of Damages sought thereunder to the extent then ascertainable (which estimate will not be conclusive of the final amount of such Third Party Claim), any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Third Party Claim Notice”) promptly after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that the failure to timely give such notice will not reduce the Damages for which the Indemnifying Party is obligated to indemnify the Indemnified Party under this Article 9 except to the extent of any Damages resulting from the Indemnifying Party being prejudiced by such failure.  The Indemnified Party will deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim; provided, however, that failure to provide any such copies will not affect the indemnification obligations provided hereunder except to the extent of any Damages resulting from the prejudice of any claim or defense available to the Indemnifying Party as a result of such failure.

(b)          If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party will be entitled to participate in the defense thereof and, within 30 days of receiving a Third Party Claim Notice with respect to such Third Party Claim, may assume the defense thereof and select counsel to act in such defense (which counsel will be reasonably satisfactory to the Indemnified Party).  Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, unless, in the reasonable opinion of counsel (including in-house counsel) to the Indemnified Party, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because the interests of the Indemnifying Party are in conflict with those of the Indemnified Party.  If the

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Indemnifying Party assumes such defense, the Indemnified Party will have the right to participate in the defense thereof and to employ counsel, at its own expense (except as provided in the immediately preceding sentence), separate from the counsel employed by the Indemnifying Party.  The Indemnifying Party will be liable for reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof and as otherwise contemplated by the two immediately preceding sentences.  If the Indemnifying Party chooses to defend any Third Party Claim, the Indemnified Party will cooperate in the defense or prosecution thereof.

(c)          If the Indemnifying Party, within 30 days after written notice of any such Third Party Claim (or sooner if the nature of the Third Party Claim so requires) (i) does not assume control of the defense or (ii) after assuming control of the defense, fails or ceases to diligently defend such Third Party Claim, which failure or cessation is not cured within 15 days after written notice thereof from the Indemnified Party, then the Indemnified Party will have the right to undertake the defense of such Third Party Claim, and (iii) the reasonable and documented fees and expenses of counsel to the Indemnified Party in connection therewith will be considered “Damages” for purposes of this Agreement; provided, however, that in no event will the fees and expenses of more than one counsel (in addition to one local counsel in each jurisdiction that is reasonably necessary) for the Indemnified Party with respect to a single Third Party Claim or a series of related Third Party Claims be considered “Damages” for purposes of this Agreement.

(d)          The Indemnified Party will not settle, compromise or discharge a Third Party Claim without the Indemnifying Party’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed.  The Indemnifying Party may pay, settle or compromise a Third Party Claim without the Indemnified Party’s prior written consent, so long as such payment, settlement or compromise (i) includes an unconditional release of the Indemnified Party from all Liability in respect of such Third Party Claim, (ii) does not subject the Indemnified Party to any injunctive relief or other equitable remedy, (iii) does not include a statement or admission of fault, culpability or failure to act by or on behalf of any Indemnified Party, and (iv) simultaneously with the effectiveness of such settlement, payment or compromise, the Indemnifying Party pays in full any obligation imposed on the Indemnified Party by such settlement, compromise or consent or such obligation is paid in full from the Escrow Account.

(e)          The Parties will act in good faith in responding to, defending against, settling or otherwise dealing with any Third Party Claims, and cooperate in any such defense and give each other reasonable access during normal business hours and upon reasonable advance notice to all information relevant thereto.  Without limiting the generality of this Section 9.4(e), the Party controlling the defense of any Third Party Claim will deliver, or cause to be delivered, to the

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other party copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of the Third Party Claim, and timely notices of, and the right to participate in any hearing or other court proceeding, meeting or negotiation relating to the Third Party Claim.

(f)          If an Indemnified Party desires to assert any claim for indemnification provided for under this Article 9 other than a claim in respect of, arising out of or involving a Third Party Claim (a “Direct Claim”), such Indemnified Party will notify the Indemnifying Party in writing of such Direct Claim, including the amount or the estimated amount of Damages sought thereunder to the extent then ascertainable (which estimate will not be conclusive of the final amount of such Direct Claim), and, to the extent practicable, any other material details pertaining thereto (a “Direct Claim Notice”); provided, however, that the failure to timely give such notice will not reduce the Damages for which the Indemnifying Party is obligated to indemnify the Indemnified Party under this Article 9 except to the extent of such Damages resulting from the Indemnifying Party being prejudiced by such failure.

9.5.        Limitations on Indemnification.

(a)          Seller will have no liability for any claim for indemnification pursuant to Section 9.2(a) if (i) in case of a claim (other than a Third Party Claim) arising out of an action Purchaser, the Entities or their respective Affiliates take after the Closing Date to obtain any Permit required for, or to comply with Transmission Tower Standards applicable to, an individual Transmission Tower in relation to facts or circumstances that would constitute a breach of the representations made in respect of Permits or Transmission Tower Standards in Section 5.16(a), Section 5.16(d) or Section 5.16(f), the Damages for which it would be responsible for such claim on a per-Transmission Tower basis are less than $5,000 and (ii) in the case of all other claims, the Damages for which it would be responsible for such claim and all related claims arising from substantially the same facts or circumstances are less than $50,000 (each such claim and, in the case of clause (ii), related claims, a “De Minimis Claim”).  Seller will have no liability for indemnification pursuant to Section 9.2(a) unless and until the aggregate amount of Damages (excluding De Minimis Claims) for which it would be responsible for claims hereunder exceeds an amount equal to $10,000,000 (the “Basket Amount”), in which case Seller will, subject to the other limitations hereunder, be liable for all such Damages (excluding Damages associated with De Minimis Claims) in excess of the Basket Amount.  The limitations set forth in this Section 9.5(a) will not apply to any claim for indemnification in respect of a breach or inaccuracy of the Seller Fundamental Representations.

(b)          The maximum aggregate amount of indemnifiable Damages payable by Seller in respect of claims pursuant to Section 9.2(a) (other than in

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respect of a breach or inaccuracy of the Seller Fundamental Representations) will not exceed the Escrow Amount (the “Cap”).

(c)          Purchaser will have no liability for any claim for indemnification pursuant to Section 9.3(a) that is a De Minimis Claim or until the aggregate amount of Damages (excluding all Damages associated with De Minimis Claims) for which it would be responsible for claims hereunder exceeds the Basket Amount, in which case Purchaser will, subject to the other limitations hereunder, be liable for all such Damages (excluding De Minimis Claims) in excess of the Basket Amount.  The maximum aggregate amount of indemnifiable Damages payable by Purchaser in respect of claims pursuant to Section 9.3(a), taken together, will not in any event exceed the Cap.

(d)          No party hereto will be obligated to indemnify any other Person with respect to any Damages with respect to any matter that was included in the calculation of the adjustments reflected in the Final Purchase Price pursuant to Section 3.4 (to the extent so included).

(e)          Notwithstanding anything to the contrary in this Agreement, the Parties agree and acknowledge that, for any amounts finally determined to be payable by Seller (i) in respect of claims pursuant to Section 9.2(a) (other than in respect of a breach or inaccuracy of any of the Seller Fundamental Representations), such amounts will solely be paid from funds then available in the Escrow Account and Seller will not be obligated to pay any such amounts remaining unpaid after the funds in the Escrow Account have been exhausted, provided that, subject to the Cap, Seller will be obligated to pay in full any such amounts remaining unpaid after the funds in the Escrow Account have been exhausted up to the amount of funds from the Escrow Account that were released to a Purchaser Indemnitee in respect of claims pursuant to (A) Section 9.2(a) in respect of a breach or inaccuracy of any of the Seller Fundamental Representations, (B) Section 9.2(b), Section 9.2(c), Section 9.2(d) or Section 9.2(e), or (C) Article 11 and (ii) in respect of claims pursuant to (A) Section 9.2(a) in respect of a breach or inaccuracy of any of the Seller Fundamental Representations or (B) Section 9.2(b), Section 9.2(c), Section 9.2(d) or Section 9.2(e), such amounts will be paid from funds then available in the Escrow Account only to the extent Purchaser elects at any time, by written notice to Seller, to have such amounts paid from the Escrow Account and Seller will be obligated to pay any such amounts not so paid from the Escrow Account.

(f)          Notwithstanding anything to the contrary in this Agreement, in no event will an Indemnifying Party have liability to any Indemnified Party for any exemplary or punitive damages, except to the extent paid to a third party in connection with a Third Party Claim.

9.6.        Indemnity Payments.  (a)  In calculating the amount of any Damages, (i) the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery,

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settlement or payment by or against any other Person, in each case, net of any actual costs, expenses or premiums incurred in connection with securing or obtaining such proceeds will be deducted, except to the extent that the adjustment itself would excuse, exclude or limit the coverage of all or part of such Damages, (ii) all such Damages will be reduced by the net present value of any net Tax benefits attributable to such Damages reasonably expected by the Indemnified Party in its good faith discretion, after consultation with the Indemnifying Party, to be actually utilized by the Indemnified Party or its Affiliates within the taxable year in which such damages are incurred and the following two taxable years, and (iii) any payment made pursuant to this Article 9 will be treated as an adjustment to the price for which the Company Parent Interests are purchased by the Purchaser for all Tax purposes unless otherwise required by applicable Law.  In determining the taxable year in which, and the extent to which, any such tax benefit is reasonably expected to be utilized, such tax benefit shall be deemed to have been utilized only after all other available tax attributes and benefits, including net operating losses and any other deductions, are utilized.

(b)          If an Indemnified Party recovers an amount from a third party in respect of Damages that is the subject of indemnification hereunder after all or a portion of such Damages has been paid by an Indemnifying Party pursuant to this Article 9, the Indemnified Party will promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Damages, plus the amount received from the third party in respect thereof, less (ii) the full amount of Damages; provided that if the Indemnified Party is Purchaser and the amount paid by the Indemnifying Party was paid from the Escrow Account and the Escrow Agreement will not yet have been terminated, Purchaser will promptly remit such recovered amount to the Escrow Account instead of the Indemnifying Party.

(c)          Subject to Section 9.5(e), (i) The Indemnifying Party will pay all amounts payable pursuant to this Article 9, by wire transfer of immediately available cash funds in Dollars, promptly following receipt from an Indemnified Party of a bill for Damages that are the subject of indemnification hereunder, unless the Indemnifying Party in good faith reasonably disputes the Damages, in which event it will promptly notify the Indemnified Party, and (ii) in any event, the Indemnifying Party will pay to the Indemnified Party, by wire transfer in immediately available cash funds in Dollars, the amount of any Damages for which it is liable hereunder no later than three days following any determination of such Damages and the Indemnifying Party’s liability therefor.  A “determination” will exist when (A) the parties to the dispute have entered into a legally binding agreement with respect to the dispute, (B) a court of competent jurisdiction will have entered a final and non-appealable order or judgment, or (C) an arbitration or like panel will have rendered a final and non-appealable determination with respect to disputes the parties have agreed to submit thereto.

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9.7.        Exclusivity of Indemnity.  Except in the case of actual fraud (as to which none of the limitations set forth in this Article 9 will apply), from and after the Closing, the rights of any Indemnified Party under this Article 9 will be the sole and exclusive remedy of such Indemnified Party for monetary damages with respect to claims for breach or inaccuracy of any of the representations, or warranties, or breach of any of the covenants and agreements, in each case, that are indemnifiable under this Article 9.

9.8.       Tax Indemnification.  The foregoing provisions of this Article 9 will not apply with respect to indemnification for Taxes (including for any breach of any representation or warranty contained in Section 5.10 or any covenant contained in Section 7.2(b)(S) or Article 11), which will be governed solely by Article 11.

9.9.       Successors.  The obligations of Seller under this Article 9 are intended to be, and the Sale Order will specifically provide that they will be, binding upon (a) any successors or assigns of Seller, (b) any trustee, examiner, or other representative of Seller’s estate, (c) any reorganized Seller, and (d) any other entity vested or revested with any right, title or interest in or to a material portion of Seller’s assets or any other Person claiming any rights in or control over a material portion of Seller’s assets (each of (a) through (d), a “Seller Successor”) as if such Seller Successor were Seller hereunder.

10. bankruptcy court matters

10.1.      Competing Transaction.  (a)  Each Debtor and each of Seller Parent and Seller agrees that (i) between the date hereof and the date the Bidding Procedures Order is entered by the Bankruptcy Court and (ii) from and after the date that the Auction is declared closed by Seller, Seller will not, and will not permit its Affiliates or its or their respective officers, directors, agents or representatives to, directly or indirectly, (A) initiate contact with, or solicit or encourage submission of any inquiries, proposals or offers by, any Person with respect to a Competing Transaction (including a Back-Up Plan) or otherwise facilitate any effort or attempt to make a proposal or offer with respect to a Competing Transaction (including a Back-Up Plan), (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Competing Transaction (including a Back-Up Plan), (C) enter into or seek to enter into any agreement with respect to, make any Filings in furtherance of, or negotiate in any respect, a Competing Transaction (including a Back-Up Plan), and (D) request to amend or waive this Section 10.1(a); provided that Seller and its Affiliates or its or their respective officers, directors, representatives and agents may provide materials and information (“Participation Materials”) to, and enter into discussions and negotiations with, Interested Parties or Potential Bidders (as defined in the Bidding Procedures) to the extent expressly permitted by and in accordance with the Bidding Procedures. Until the entry of the Bidding Procedures Order, Seller agrees that it will promptly (and, in any event, within 24 hours) notify Purchaser if

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any inquiries, proposals or offers with respect to a Competing Transaction are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its Affiliates or its or their respective officers, directors, agents or representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Purchaser informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, if any, including any change in the Debtors’ or Seller Parent’s intentions as previously notified.

(b)          Other than to the extent expressly permitted by and in accordance with the Bidding Procedures, each Debtor and each of Seller Parent and Seller agrees that from and after the date the Bidding Procedures Order is entered by the Bankruptcy Court until the date that the Auction is declared closed by Seller, Seller will not, and will not permit its Affiliates or its or their respective officers, directors, agents or representatives to, directly or indirectly, (i) initiate contact with, or solicit or encourage submission of any inquiries, proposals or offers by, any Person with respect to a Competing Transaction (including a Back-Up Plan) or (ii) enter into or seek to enter into any agreement with respect to, make any Filings in furtherance of, or negotiate in any respect, a Competing Transaction. For the avoidance of doubt, the Debtors will not pursue or agree to any Competing Transaction or Back-Up Plan other than as expressly permitted by and in accordance with the Bidding Procedures.

10.2.      Break-Up Fee and Expense Reimbursement.

(a)          The obligations to pay (i) the Break-Up Fee and the Expense Reimbursement as provided herein and (ii) any amounts payable pursuant to Article 9, in each case, will be entitled to superpriority administrative expense status pursuant to Sections 503(b) and 507(a)(2) of the Bankruptcy Code, senior to all other administrative expense claims in the Bankruptcy Cases.

(b)          Each Party agrees and acknowledges that Purchaser’s due diligence, efforts, negotiation and execution of this Agreement have involved substantial investment of management time and have required significant commitment of financial, legal and other resources by Purchaser and its Affiliates, and that such due diligence, efforts, negotiation and execution have provided value to the Debtors and their respective Affiliates.  The provision of the Break-Up Fee and Expense Reimbursement is an integral part of this Agreement, without which Purchaser would not have entered into this Agreement.

10.3.      Bankruptcy Court Filings.  (a)  Within one Business Day of the date hereof, the Debtors will File a motion seeking the entry of the First Day Order and the Bidding Procedures Motion in the Bankruptcy Cases. In addition to the

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foregoing, the Debtors will File prior to 6:45 a.m. local time in New York City, New York on the date hereof, a copy of the Support Stipulation executed by the Debtors, the Purchaser, the official committee of unsecured creditors, Aurelius Capital Management, LP and Capital Research and Management Company.

(b)          Each of the Debtors and Seller Parent will use its best efforts to seek to obtain entry of (i) the First Day Order within 15 days of the date hereof, (ii) Bidding Procedures Order within 22 days of the date hereof, and (iii) the Sale Order within 56 days of the date hereof, and to cause such order to become a Final Order not later than 70 days from the date hereof.

(c)          Purchaser agrees that it will use commercially reasonable efforts to take such actions as are reasonably requested by the Debtors to assist in obtaining entry of the Sale Order, including furnishing affidavits or other documents or information for Filing for the purposes, among others, of demonstrating that Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code.  In the event the entry of the Sale Order or the Bidding Procedures Order is appealed, Purchaser will use its reasonable best efforts to defend such appeal.

(d)          The Debtors will give timely notice of all motions, orders, hearings and other proceedings relating to this Agreement and the transactions contemplated hereby (i) as ordered by the Bankruptcy Court, (ii) to all Persons entitled to such notice, including all Persons that have asserted or, to the Knowledge of Seller, may hold Encumbrances or Liabilities in Company Parent, the Company Parent Interests or the Shares and all Governmental Authorities in jurisdictions applicable to Seller, in each case as required by the Bankruptcy Rules, or (iii) as Purchaser may reasonably request.

(e)          After entry of the Sale Order, to the extent Purchaser is the Successful Bidder at the Auction or if, in accordance with the Bidding Procedures Order, no Auction is held, none of the Debtors or Company Parent will take, and each will ensure that none of their respective Affiliates take, any action which is intended to, or fail to take any action the intent of which failure to act is to, result in the reversal, voiding, vacation, modification in any manner or staying of the Sale Order.

(f)          The Debtors and their affiliated debtors and debtors-in-possession will be responsible for making all appropriate Filings relating to the transactions contemplated hereby, which Filings will be submitted to Purchaser prior to their Filing for Purchaser’s prior review and comment, which comments will be considered in good faith by the Debtors to the extent consistent with the transactions contemplated hereby.

(g)          The Debtors will and will cause their affiliated debtors and debtors-in-possession to timely consult in good faith with Purchaser regarding pleadings it or its Affiliates intend to File in connection with, or which might

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reasonably affect (i) the consummation of the transactions contemplated hereby, including the timing of consummation or (ii) the Bankruptcy Court’s approval of the Bidding Procedures Order and the Sale Order.

(h)          After the entry of the Sale Order and in connection with the Closing, the Debtors will cause Company Parent to pay in full all fees of the U.S. Trustee and File the Notice of Dismissal and all required reports with the Bankruptcy Court in order to effectuate the consummation of the transactions contemplated hereby.

(i)          The Debtors will not pursue approval of the Existing Plan Documents in the form currently on file with the Bankruptcy Court, and will announce to the Bankruptcy Court no later than the hearing on approval of the Bidding Procedures Order whether the Debtors intend to promptly withdraw, or to amend, replace or supersede the Existing Plan Documents to account for the transactions contemplated by this Agreement.

11. Tax Matters

11.1.      Tax Return Preparation.  (a)  Pre-Closing Tax Returns.  Seller will prepare and file, or cause to be prepared and filed, all Tax Returns in respect of any of the Entities relating to Pre-Closing Periods that are due after the Closing Date (including Tax Returns required to be filed by or with respect to any of the Entities on a combined or unitary basis with Seller or any Affiliate thereof) (“Seller Returns”).  Seller will furnish Purchaser any Seller Return due after the Closing for Purchaser’s review and comment at least 30 Business Days prior to the due date any such Seller Return is filed (or such shorter period as the circumstances require, but only in the case of a non-income Tax Return or a monthly Tax Return), and Purchaser will provide Seller with Purchaser’s written comments no later than 15 Business Days (or such shorter period as the circumstances require, but only in the case of a non-income Tax Return or a monthly Tax Return) before the due date of any such Seller Return.  Seller will consider in good faith any revisions to the Seller Returns that are timely and reasonably requested by Purchaser in respect of any such Tax Return.  Seller and Purchaser agree to consult and promptly resolve in good faith any issue arising as a result of Purchaser’s review of such Seller Returns.  Seller will pay or cause to be paid to the relevant Governmental Authority all amounts required to be paid in respect of such Tax Returns as determined pursuant to this Section 11.1(a), to the extent not already taken into account in determining the Final Purchase Price or attributable to a Purchaser Tax Act.

(b)          All Other Tax Returns.  Purchaser will prepare and file, or cause to be prepared and filed, all Tax Returns other than those described in Section 11.1(a) above required to be filed by or on behalf of or in respect of any of the Entities, including Tax Returns for a Straddle Period (“Purchaser Returns”).  Purchaser will furnish Seller any Purchaser Return for which Seller could be

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liable under this Article 11 for Seller’s review and comment at least 30 Business Days prior to the due date of any such Purchaser Return (or such shorter period as the circumstances require, but only in the case of a non-income Tax Return or a monthly Tax Return), and Seller will provide Purchaser with Seller’s written comments no later than 15 Business Days (or such shorter period as the circumstances require, but only in the case of a non-income Tax Return or a monthly Tax Return) before the due date of any such Purchaser Return.  Purchaser will consider in good faith any revisions to the Purchaser Returns that are timely and reasonably requested by Seller.  Seller and Purchaser agree to consult and resolve promptly in good faith any issue arising as a result of Seller’s review of such Purchaser Returns.  Purchaser will pay or cause to be paid to the relevant Governmental Authority all amounts required to be paid in respect of such Purchaser Returns, as determined pursuant to this Section 11.1(b).  Within 10 Business Days after determining the amount of Tax for which Seller is responsible pursuant to this Agreement in respect of any Pre-Closing Period (including the pre-Closing portion of any Straddle Period), Seller will pay such amount to Purchaser (or, at the direction of Purchaser, the Company or another Affiliate of Purchaser), to the extent not already taken into account in determining the Final Purchase Price or attributable to a Purchaser Tax Act.

11.2.      Assistance and Cooperation.  After the Closing, each of Purchaser and Seller will (and cause their respective Affiliates to):

(a)          assist the other party in preparing and filing any Tax Returns which such other party is responsible for preparing and filing in accordance with this Article 11;

(b)          reasonably cooperate with the other party in preparing for any audits of, or disputes with Governmental Authorities regarding, any Tax Returns which such other party is responsible for preparing and filing in accordance with this Article 11;

(c)          make available to the other party and to any Governmental Authority as reasonably requested all information, records and documents relating to Taxes of the Entities;

(d)          provide timely notice to the other Party in writing of any pending or threatened Tax audits or assessments of the Entities for taxable periods for which the other Party may have a Liability under this Article 11;

(e)          furnish the other Party with copies of all correspondence received from any Governmental Authority in connection with any Tax audit or information request with respect to any taxable period for which the other Party may have a Liability under this Article 11; and

(f)          timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce),

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or file Tax Returns or other reports with respect to, Taxes resulting from the transactions contemplated by this Agreement, and timely provide the other party with powers of attorney or similar authorizations necessary to carry out the purposes of this Article 11.

11.3.      Certain Tax Agreements.  Effective as of the Closing, all Tax indemnification, Tax allocation and Tax sharing agreements to which any of the Entities is a party will be terminated and, after the Closing, none of the Entities will have any further obligations under any such Tax indemnification, Tax allocation or Tax sharing agreement, other than any such Agreement solely between or among the Entities.

11.4.      Tax Indemnification.

(a)  Except to the extent attributable to a Purchaser Tax Act, Seller will be responsible for, and will indemnify and hold harmless Purchaser and its Affiliates for, without duplication, all Taxes and Damages relating to (i) any Taxes imposed on the Entities that are attributable to any Pre-Closing Period and, with respect to any Straddle Period, the portion of such Straddle Period deemed to end on and include the Closing Date; (ii) any breach of any representation or warranty contained in Section 5.10, or of any covenant contained in Section 7.2(b)(S) or this Article 11; (iii) Seller’s share of any Transfer Taxes pursuant to Section 11.11; (iv) Taxes of Purchaser and its Affiliates that would not have arisen had Purchaser acquired the Company Shares directly (instead of through the acquisition of the Company Parent Interests);(v) the Uruguay Subsidiary or the Uruguay Divestiture; and (vi) any impuesto al valor agregado (“VAT”) liability that arises as a result of the netting of Intercompany Obligations under Section 3.5 and is not offset or credited against VAT favorable balances attributable to such netting.

(b)          Notwithstanding anything to the contrary in this Agreement, the Parties agree and acknowledge that, for any amounts finally determined to be payable by Seller under this Article 11, such amounts will be paid solely from funds then available in the Escrow Account only to the extent Purchaser elects at any time, by written notice to Seller, to have such amounts paid from the Escrow Account and Seller will be obligated to pay any such amounts not so paid from the Escrow Account.

(c)          Any payment made pursuant to this Section 11.4 will be treated as an adjustment to the price for which the Company Parent Interests are purchased by the Purchaser for all Tax purposes unless otherwise required by applicable Law.

(d)          Seller will not have any liability to indemnify Purchaser in respect of any Tax under this Article 11 to the extent that (i) such Tax is reduced or eliminated through the utilization of net operating losses of one or more of the Entities attributable to a Pre-Closing Period (including the pre-Closing portion of

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a Straddle Period) (such net operating losses, the “Pre-Closing NOLs”); (ii) such Tax is offset or credited against VAT favorable balances of one or more of the Entities attributable to a Pre-Closing Period (including the pre-Closing portion of a Straddle Period) (such balances, the “Pre-Closing VAT Favorable Balances”); provided, however, that any reduction in Seller’s indemnification obligation pursuant to this clause (ii) will not exceed the net Pre-Closing VAT Favorable Balances of the Entities, taken as a whole.  After the Closing Date, Purchaser will use and will cause its Affiliates to use commercially reasonable efforts to utilize first any Pre-Closing NOLs or Pre-Closing VAT Favorable Balances to reduce Taxes otherwise indemnifiable under this Article 11 before utilizing any other available tax attributes and benefits, including other net operating losses and any other deductions; provided, however, for the avoidance of doubt, a restructuring of the Entities, Purchaser or its Mexican Affiliates will not be commercially reasonable for this purpose.

11.5.      Indemnification Procedures and Contest Provisions.  (a)  If a written notice of deficiency, proposed adjustment, adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim (a “Tax Claim”) is delivered or sent to or commenced or initiated against any of the Entities by any Governmental Authority with respect to Taxes or Tax Returns of any of the Entities for which Purchaser or its Affiliates may reasonably be entitled to indemnification pursuant to Section 11.4 above, Purchaser or its Affiliates will promptly notify Seller in writing of the Tax Claim; provided, however, that the failure to timely give such notice will not limit and reduce Purchaser’s right to indemnification hereunder except to the extent that the Indemnifying Party is prejudiced thereby.

(b)          With respect to Tax Claims of or relating solely to Taxes of the Entities for any Pre-Closing Period for which Seller may be liable under Section 11.4, Seller may, upon written notice to Purchaser, assume and control the defense of such Tax Claim at its own cost and expense and with its own counsel.  Purchaser may retain separate co-counsel at its sole cost and expense and participate in the defense of the Tax Claim (including participation in any relevant meetings and conference calls).  Seller will not enter into any settlement with respect to any such Tax Claim without Purchaser’s prior written consent, which will not be unreasonably delayed, conditioned or withheld, and Seller will keep Purchaser informed of all developments and events relating to all Tax Claims the defense of which is controlled by Seller (including promptly forwarding copies to Purchaser of any related correspondence).

(c)          With respect to Tax Claims of or relating to Taxes of the Entities for any Straddle Period, Purchaser will control the contest of any such claims at its own cost and expense.  To the extent any such contest relates to Taxes for which Seller might be liable under this Article 11, Seller may retain separate co-counsel at its sole cost and expense and participate in the defense of the Tax Claim (including participation in any relevant meetings and conference calls).  Purchaser will not enter into any settlement with respect to any such Tax

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Claim without Seller’s prior written consent, which will not be unreasonably delayed, conditioned or withheld, and Purchaser will keep Seller informed of all developments and events relating to such Tax Claim (including promptly forwarding copies to Purchaser of any related correspondence).

(d)          With respect to Tax Claims of or relating solely to Taxes of the Entities for any Post-Closing Period, Purchaser will control the defense of such Tax Claim at its own cost and expense and with its own counsel.

(e)          Any payment required to be made pursuant to this Section 11.5 will be made by wire transfer of immediately available cash funds in Pesos within 30 Business Days after the indemnified party makes written demand upon the indemnifying party, but in no case earlier than ten Business Days prior to the date on which the relevant Taxes are required to be paid to the relevant Governmental Authority.  Any payment not timely made will accrue interest at the rate of 6.0% per annum, compounded quarterly.  Such interest will be increased such that after all applicable withholding taxes, Purchaser receives a net after-tax amount equal to the full amount of accrued interest.

11.6.      Allocation of Straddle Period Taxes.  For purposes of this Article 11, in order to apportion appropriately any Taxes relating to a Straddle Period, the parties will, to the extent permitted or required under any applicable Law, treat the Closing Date as the last day of the taxable year or period of the Company or relevant Subsidiary for all Tax purposes.  In any case where the applicable Law does not permit the Company or relevant Subsidiary to treat the Closing Date as the last day of the taxable year or period, the portion of any Taxes that are allocable to the portion of the Straddle Period ending on the Closing Date will be:

(a)          in the case of Taxes that are imposed on a periodic basis, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period;

(b)          in the case of Taxes not described in clause (a) (such as Taxes that are either (i) based upon or related to income or receipts or (ii) imposed in connection with any sale or other transfer or assignment of property), deemed equal to the amount that would be payable if the taxable year or period ended on the Closing Date; and

(c)          for purposes of this Section 11.6, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated to the portion of the Straddle Period in the same manner as that set forth in Section 11.6(a).

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11.7.      Other Tax Matters.  (a)  The indemnification provided for in this Article 11 will be the sole remedy for any claim in respect of Taxes for which an indemnity is provided under this Agreement (including the representations with respect to Taxes set forth in Section 5.10), and the provisions of Article 9 will not apply to such claims.

(b)          The covenants and indemnity in this Article 11 will survive until 60 days after the expiration of the relevant statute of limitations.

11.8.      Tax Refunds.  Purchaser will pay to Seller any refunds of Taxes (or reductions in Tax liability), including interest paid therewith, of the Entities that result from the receipt of such refund that relate to any Pre-Closing Period (including the pre-Closing portion of any Straddle Period), other than any refunds that are attributable to any carryback of net operating losses, capital losses or other similar Tax items relating solely to a Post-Closing Period.  For purposes of this Section 11.8, the term “refunds of Taxes” means the Entity’s actual receipt of any refund, reimbursement or similar Tax item from any Person after the Closing to the extent such refund, reimbursement or similar Tax item is attributable to any Pre-Closing Period (including the pre-Closing portion of any Straddle Period), other than any refund taken into account in determining the Final Purchase Price and excludes any net tax profit account (cuenta de utilidad fiscal neta or “CUFIN”), capital contribution account (cuenta de capital de aportación or “CUCA”), recoverable asset tax and foreign tax credit and income tax credit from dividends distributed in excess of CUFIN.  Purchaser will make payment of any such refund described in this Section 11.8, net of any reasonable costs incurred by or on behalf of Purchaser in obtaining such refund, to Seller within ten Business Days of the actual receipt of such refund.  Any refunds of Taxes paid to Seller pursuant to this Section 11.8 will be treated as an adjustment to the Final Purchase Price.

11.9.      Amendment of Tax Returns.  Except as required in order to comply with applicable Law or pursuant to the resolution of a Tax-related Legal Proceeding, neither Purchaser nor any of its Affiliates may amend, file, refile, revoke or otherwise modify any Tax Return or Tax election of any Entity with respect to a Pre-Closing Period (including the pre-Closing portion of any Straddle Period), without the prior written consent of Seller, which consent will not be unreasonably withheld, conditioned or delayed.

11.10.    Certain Tax Elections.  In connection with the transactions contemplated by this Agreement, Purchaser may timely make or cause to be timely made elections pursuant to Section 338(g) of the Code with respect to each Entity that, as of the Closing Date, is treated as a corporation for U.S. federal income tax purposes; provided, however, that Purchaser will provide to Seller written notice of Purchaser’s decision to make or not make such elections  no later than the earlier of (i) 30 calendar days prior to Purchaser's making such election or elections, as the case may be, and (ii) 30 calendar days prior to the

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last date upon which such election or elections, as the case may be, may be timely made.

11.11.    Transfer Taxes.  Any Transfer Taxes imposed as a result of the transactions contemplated by this Agreement will be borne 50% by Purchaser and 50% by Seller.  The Party so required by applicable Law will file all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by the applicable Law, the other Party will, and will cause its Affiliates to join in the execution of any such Tax Returns and other documentation.  If a Party is required under Section 11.4 to indemnify the other Party in respect of any Transfer Taxes, the amount of the indemnification will be an amount equal to the amount by which the other Party has paid or is obligated to pay exceeds 50% of the total amount of such Transfer Taxes.

11.12.    Company Parent.  For purposes of this Article 11, “Entities” or “Entity” includes Company Parent.

12. MISCELLANEOUS

12.1.      Expenses.  Except as otherwise provided in this Agreement, whether or not the transactions contemplated hereby are consummated, all costs and expenses (including any finder’s or investment banker’s fees and attorneys’ and accountants’ fees) incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated hereby and the consummation of the transactions contemplated hereby and thereby will be paid by the Party incurring the expense.  All such costs and expenses payable by any Entity will be paid and satisfied in full by Seller prior to the Closing.

12.2.      Injunctive Relief.  Damages at law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement, and, accordingly, either Party will be entitled to injunctive relief with respect to any such breach, including specific performance of such covenants or an order enjoining a Party from any threatened, or from the continuation of any actual, breach of the covenants contained in this Agreement.  Subject to Section 4.6(c), the rights set forth in this Section 12.2 will be in addition to any other rights that a Party may have at law or in equity.

12.3.      Submission to Jurisdiction.  Without limiting a Party’s right to appeal any order of the Bankruptcy Court, (a) the Bankruptcy Court will retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (b) any and all proceedings related to the foregoing will be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and will receive notices at such locations as indicated in Section 12.7 hereof, provided, however, that

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following entry of a final decree pursuant to Section 350 of the Bankruptcy Code, if the Bankruptcy Court is unwilling to hear such proceedings, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in New York County or the Commercial Division, Civil Branch of the Supreme Court of the State of New York sitting in New York County and any appellate court thereof, for the resolution of any such claim or dispute and each Party hereby waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same or any other jurisdiction that could apply by virtue of their present or future domiciles or for any other reason.  Each Party irrevocably designates CT Corporation as its agent and attorney-in-fact for the acceptance of service of process and making an appearance on its behalf in any such claim or proceeding and for the taking of all such acts as may be necessary or appropriate in order to confer jurisdiction over it before the courts specified in this Section 12.3 and each Party stipulates that such consent and appointment is irrevocable and coupled with an interest.  The Parties irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. On the date hereof, Seller will cause the Company to deliver to Purchaser an irrevocable special power of attorney in favor of the Process Agent in the form of Exhibit G for lawsuits and collections duly executed and delivered by the Company in the presence of a Mexican Notary Public (the “Special Power of Attorney”).

12.4.      Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.  ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 12.4 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

12.5.      Entire Agreement; Amendments and Waivers.  (a)  This Agreement (including the Schedules and Exhibits to this Agreement), the Escrow Agreement, the Non-Disclosure Agreement and the Transition Services Agreement represent the entire understanding and agreement between the Parties with respect to the subject matter of this Agreement.

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(b)          This Agreement may be amended, supplemented or changed, and any provision of this Agreement may be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought.

(c)          No action taken pursuant to this Agreement, including any investigation by or on behalf of a Party, will be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any Party of a breach of any provision of this Agreement will not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

12.6.      Governing Law.  This Agreement will be governed by and construed in accordance with the Laws of the State of New York.

12.7.      Notices.  All notices and other communications under this Agreement will be in writing and will be deemed given or delivered (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission) or email, or (c) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision):

If to Seller, Seller Parent or any Seller Guarantor, to:

NIU Holdings LLC

c/o NII Holdings, Inc.
1875 Explorer Street,
Reston, VA 20191

Attention:	Gary D. Begeman, General Counsel
Fax:	703-390-5191
Email:	Gary.Begeman@nii.com

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With a copy (which will not constitute notice) to:

Jones Day
222 East 41st Street
New York, New York 10017

Attention:	Robert A. Profusek
Fax:	212-755-7306
Email:	raprofusek@jonesday.com

If to Purchaser, to:

AT&T Inc.
One AT&T Plaza

208 South Akard Street, Suite 3702

Dallas, Texas 75202

Attention:	D. Wayne Watts
Fax.:	(214) 746-2103
Email:	wayne.watts@att.com

With a copy (which will not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York  10004

Attention:	Sergio J. Galvis
Werner F. Ahlers
Fax.:	(212) 558-3588
Email:	galviss@sullcrom.com
ahlersw@sullcrom.com

12.8.      Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement will nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

12.9.     Binding Effect; Assignment.  This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement will create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligations

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hereunder may be made by any Party, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other Party and any attempted assignment without the required consents will be void, provided, however, that (a) the Debtors may assign some or all of their rights or delegate some or all of their obligations hereunder to successor entities (including one or more reorganized Debtors) pursuant to a plan of reorganization confirmed by the Bankruptcy Court, provided that any such entity must provide to Purchaser evidence of adequate assurance of future performance as if this Agreement was being assumed and assigned to such entity or entities pursuant to section 365 of the Bankruptcy Code and (b) Purchaser may assign some or all of its rights or delegate some or all of its obligations hereunder to one or more of its Affiliates. No assignment will relieve the assigning Party of any obligation. Upon any permitted assignment, the references in this Agreement to the assigning Party will also apply to any such assignee unless the context otherwise requires. In addition to the foregoing, any entity that constitutes a Debtor Successor (as defined in clause (x) of paragraph 49 of the Sale Order attached hereto), must (x) assume all of the Debtors’ obligations hereunder (and the other Transaction Documents) and (y) prior to the consummation of such transactions and assumption, provide to Purchaser evidence of adequate assurance of future performance as if this Agreement was being assumed and assigned to such entity or entities pursuant to section 365 of the Bankruptcy Code. Any such assumption will not relieve the Debtors of their respective obligations under this Agreement or the other Transaction Documents.

12.10.   Non-Recourse.  Except pursuant to an assignment contemplated by Section 12.9 or pursuant to Section 12.13, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of a Party will have any liability for any obligations or liabilities of such Party under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

12.11.   Legal Representation.  (a)  Purchaser agrees that, as to all communications prior to the Closing between Jones Day, on the one hand, and Seller, NII Holdings, the Entities or any of their respective Affiliates, on the other hand, to the extent that they are in respect of to the transactions contemplated by this Agreement (collectively, the “Privileged Communications”), the attorney-client privilege and the expectation of client confidence with respect to the Privileged Communications belongs to Seller and/or NII Holdings and may be controlled by Seller and/or NII Holdings and will not pass to or be claimed by Purchaser or any of its Affiliates (including, after the Closing, the Entities).  The Privileged Communications are the property of Seller and/or NII Holdings, and, from and after the Closing, none of Purchaser or its Affiliates (including the Entities), or any Person purporting to act on behalf of or through Purchaser or its Affiliates (including the Entities) will have the right to obtain such communications, whether by waiver of the attorney-client privilege or through other means.  The Privileged Communications may be used by Seller, NII Holdings or any of their respective Affiliates in connection with any dispute that

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relates to the transactions contemplated by this Agreement, including in any claim brought by Purchaser.  Notwithstanding the foregoing, in the event that a dispute arises after the Closing between Purchaser or its Affiliates (including the Entities) and a third party (other than a Party to this Agreement or any of their respective Affiliates), Purchaser or its Affiliates (including the Entities) may assert the attorney-client privilege to prevent disclosure of confidential communications by counsel to such third party, provided, however, that none of Purchaser or its Affiliates (including the Entities) may waive such privilege without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed).

(b)          The Parties agree that Purchaser will not, and will cause any Affiliates (including, after Closing, the Entities) not to, seek to have Jones Day disqualified from representing Seller or its Affiliates in connection with any dispute that may arise between Seller or its Affiliates and any of Purchaser or any of its Affiliates (including, after Closing, the Entities) in connection with this Agreement or the transactions contemplated by this Agreement.

12.12.    Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

12.13.    Seller Guarantors.  (a)  The Seller Guarantors hereby absolutely, unconditionally and irrevocably guarantee, jointly and severally, on behalf of themselves and on behalf of all of their Affiliates that are direct or indirect legal, record or beneficial owners of any equity interests in Seller, to Purchaser the full, complete and timely payment and performance, subject to the terms and conditions hereof, by Seller and Seller Parent of each and every payment and performance obligation of Seller or Seller Parent in this Agreement, without any set off, restriction, condition or deduction for or on account of any counterclaim.  If Seller or Seller Parent defaults for any reason whatsoever on any such payment obligation or fails to perform such performance obligation when and to the extent that any of the same will become due and payable, then the Seller Guarantors will unconditionally pay or cause to be paid such payment obligation or perform or cause to be performed such performance obligation immediately upon notice from Purchaser specifying the default so that the same benefits will be conferred on Purchaser as would have been received if such payment or performance obligations had been duly performed and satisfied by Seller or Seller Parent.  Purchaser will not be required to demand payment or performance from, or initiate Legal Proceedings against, Seller, Seller Parent or any other Person prior to or contemporaneously with proceeding against the Seller Guarantors or demand payment therefrom or performance thereby more than once.  Subject to the terms and conditions hereof, the Seller Guarantors waive (i) any and all legal and equitable defenses available to a guarantor (other than payment in full by Seller or Seller Parent) and (ii) promptness, diligence, presentment, protest, order and any notices hereunder, including any notice of any amendment of this Agreement or waiver or other similar action granted

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pursuant to this Agreement and any notice of acceptance.  The guarantee set forth in this Section 12.13(a) will be deemed a continuing guarantee and will remain in full force and effect until the satisfaction in full of all payment and performance obligations of Seller and Seller Parent under this Agreement, notwithstanding the winding-up, liquidation, dissolution, merger or other incapacity or other restructuring of Seller or Seller Parent or any change in the status, control or ownership of Seller or Seller Parent.  The guarantee set forth in this Section 12.13(a) is a primary guarantee of payment and not just of collection.

(b)          Each Seller Guarantor agrees, on behalf of itself and on behalf of all of its Affiliates that are direct or indirect legal, record or beneficial owners of any equity interests in Seller, that any performance or payment obligations expressed to be undertaken by Seller or Seller Parent that may not be enforceable against or recoverable from Seller or Seller Parent by reason of any legal disability or incapacity on or of Seller or Seller Parent or any fact or circumstance (other than any limitation imposed hereunder) will nevertheless be enforceable against and recoverable from such Seller Guarantor as though the same had been incurred by such Seller Guarantor and such Seller Guarantor were the sole or principal obligor in respect thereof and will be performed or paid or caused to be performed or paid by such Seller Guarantor on demand.

(c)          The obligations of the Seller Guarantors under this Section 12.13 are intended to be, and the Sale Order will specifically provide that they will be, binding upon (i) any successors or assigns of a Seller Guarantor, (ii) any trustee, examiner, or other representative of a Seller Guarantor’s estate, (iii) any reorganized Seller Guarantor, and (iv) any entity that constitutes a Debtor Successor (as defined in clause (x) of paragraph 49 of the Sale Order attached hereto) (each of (i) through (iv), a “Guarantor Successor”) as if such Guarantor Successor were a Seller Guarantor hereunder.

(d)          The obligations of the Seller Guarantors under this Section 12.13, will be entitled to superpriority administrative expense status pursuant to Sections 503(b) and 507(a)(2) of the Bankruptcy Code, senior to all other administrative expense claims, in the Bankruptcy Cases, including any superpriority administrative expense claims that may be sought in the Bankruptcy Cases.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its officers thereunto duly authorized, as of the date first written above.

NEW CINGULAR WIRELESS SERVICES, INC.

By:	/s/ Rick L. Moore
Name: Rick L. Moore
Title: Senior Vice President-Corporate Development

NIU HOLDINGS LLC

By:	/s/ Shana C. Smith
Name: Shana C. Smith
Title: Manager

NIHD TELECOM HOLDINGS B.V.

By:	/s/ Shana C. Smith
Name: Shana C. Smith
Title: Managing Director

NEXTEL INTERNATIONAL (URUGUAY) LLC

By:	/s/ Shana C. Smith
Name: Shana C. Smith
Title: Manager

[Signature Page to Purchase and Sale Agreement]

COMUNICACIONES NEXTEL DE MÉXICO S.A. DE C.V., as Seller Guarantor

By:	/s/ Antonio Garza Canovas
Name: Antonio Garza Canovas
Title: Vice President and General Counsel

NII INTERNATIONAL TELECOM S.C.A., as Seller Guarantor
Represented by its Sole Manager
NII International Holdings S.á r.l.

By:	/s/ Shana C. Smith
Name: Shana C. Smith
Title: Class B Manager

NII INTERNATIONAL HOLDINGS S.À R.L., as Seller Guarantor

By:	/s/ Shana C. Smith
Name: Shana C. Smith
Title: Class B Manager

NII GLOBAL HOLDINGS, INC., as Seller Guarantor

By:	/s/ Gary D. Begeman
Name: Gary D. Begeman
Title: Vice President and Secretary

[Signature Page to Purchase and Sale Agreement]

NII CAPITAL CORP., as Seller Guarantor

By:	/s/ Gary D. Begeman
Name: Gary D. Begeman
Title: Vice President and Secretary

NII HOLDINGS, INC., as Seller Guarantor

By:	/s/ Gary D. Begeman
Name: Gary D. Begeman
Title: Executive Vice President and General Counsel

[Signature Page to Purchase and Sale Agreement]